Exhibit 10.1

AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES
between each of
FRANKLIN COVEY CO.,
ELECTRONIC DATA SYSTEMS CORPORATION
and
EDS INFORMATION SERVICES L.L.C.
April 1, 2001

Table of Contents
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Article I.  Relationship Management

Article II.  Personnel

Article III.  EDS Services

Article IV.  Franklin Covey's Role

4.1      Franklin Covey's Role................................................10

Article V.  Maintenance Contracts and Additional Property

Article VI.  Warranties and Additional Covenants

Article VII.  Proprietary Rights

Article VIII.  Data, Confidentiality and Audit Rights

Article IX.  Payments

Article X.  Dispute Escalation, Mediation and Arbitration

Article XI.  Termination

Article XII.  Indemnities and Liability

Article XIII.  Miscellaneous

Schedule of Definitions

Schedule 2.1 - Employee Offerees
Schedule 2.2(b) - Key Positions
Schedule 2.7(b) - Franklin Covey Competitors
Schedule 3.2 - Statement of Work
Schedule 3.2(a) - Service Levels
Schedule 3.2(b) - Responsibility Matrix
Schedule 3.2(c) - Supported Locations
Schedule 5 (a) - Equipment Leases
Schedule 5 (b) - Software Licenses
Schedule 5 (c)- Maintenance Contracts
Schedule 5 (d)- Franklin Covey-Owned Equipment and Franklin Covey-Leased Equipment
Schedule 7.1(a) - EDS Software
Schedule 7.1(b) - EDS-Vendor Software
Schedule 7.1(c) - Franklin Covey Software
Schedule 7.1(d) - Franklin Covey-Vendor Software
Schedule 7.1(f) - Other Deliverables
Schedule 9.1 - Charges
Schedule 9.5(a) - Tax Mapping
Schedule 11.4 - Termination for Convenience Charges
Schedule 13.8 - Addresses for Notices

Agreement for Information Technology Services

        This Agreement for Information Technology Services (the “Agreement”), dated as of April 1, 2001 (the “Effective Date”), is between each of Franklin Covey Co. a Utah corporation (“Franklin Covey”), Electronic Data Systems Corporation, a Delaware corporation (“EDS”), and EDS Information Services L.L.C., a Delaware limited liability company (“EIS”). By way of background, Franklin Covey desires that certain of the technology and information systems operations and functions currently performed by Franklin Covey for itself be performed and managed by a third party experienced in performing and managing such operations and functions. EDS is a provider of various types of information technology services, including those desired by Franklin Covey, and Franklin Covey has selected EDS as its vendor of choice to provide the technology and information systems services during the term of this Agreement. This Agreement documents the terms and conditions under which Franklin Covey agrees to purchase, and EDS agrees to provide, such services. The obligations of EDS set forth in this Agreement will be performed by EDS, itself and through its direct and indirect wholly owned subsidiaries, including EIS. All references to EDS in this Agreement will be deemed to include all such subsidiaries, and EDS and Franklin Covey may be referred to in this Agreement individually as a “Party” and together as the “Parties”. For convenience of reference, the Schedule of Definitions attached hereto sets forth the capitalized terms that are used in this Agreement and identifies the sections hereof in which the definitions for such terms appear.

Article I.    Relationship Management

1.1	EDS Account Executive. During the term of this Agreement, EDS will provide an individual who will be dedicated to Franklin Covey’s account and who will maintain an office at Franklin Covey’s facilities located in Salt Lake City, UT (the “EDS Account Executive”). The EDS Account Executive (a) will be acceptable to Franklin Covey, (b) will be the primary contact for Franklin Covey in dealing with EDS under this Agreement, (c) will have overall responsibility for managing and coordinating the delivery of the EDS Services, (d) will meet regularly with the Franklin Covey Representative and (e) will have the power and authority to make decisions with respect to actions to be taken by EDS in the ordinary course of day-to-day management of Franklin Covey’s account in accordance with this Agreement.

1.2	Franklin Covey Representative. During the term of this Agreement, Franklin Covey will designate a senior level individual who will be authorized to act as Franklin Covey’s primary contact for EDS in dealing with Franklin Covey under this Agreement and who will have the power and authority to make decisions with respect to actions to be taken by Franklin Covey under this Agreement (the “Franklin Covey Representative”). The Franklin Covey Representative may designate in writing a reasonable number of additional Franklin Covey employees to be points of contact for EDS with respect to particular matters of expertise relating to this Agreement.

1.3	Committees. Within (30) days of the Effective Date, each of EDS and Franklin Covey will provide the other with the names of three members of its management staff (inclusive of the EDS Account Executive and the Franklin Covey Representative) who will serve on a steering committee (the “Steering Committee”), with the chairman of the Steering Committee being designated by Franklin Covey from one of its committee members. The Steering Committee will be responsible for overseeing the overall relationship between the Parties, including those activities pertaining to other agreements between the Parties. In addition, the Parties have agreed to establish an Operating Committee, which will be responsible for (a) ensuring sufficient and continued communications between Franklin Covey and EDS, including the provision of reasonable advance notice of significant business planning initiatives or changes in architecture relating to the provision of the Services; (b) to attempt to resolve disputes in accordance with Article X by mutual agreement of both Parties; (c) to conduct quarterly progress reviews during the Term; (d) to review any price changes and amendments to this Agreement; (e) to ensure that all audit findings, security and control issues are effectively resolved; (f) to annually review the responsibilities of Franklin Covey and EDS hereunder; and (g) to undertake such other responsibilities as Franklin Covey and EDS may mutually agree upon from time to time. Although the EDS Account Executive and the Franklin Covey Representative will remain as members of the Steering Committee, either Party may change either or both of its other two representatives from time to time upon written notice to the other. In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the Steering Committee in an effort for EDS to better provide, and for Franklin Covey to better utilize, the Services. The location of the Steering Committee meetings will be at the Franklin Covey headquarters in Salt Lake City, Utah. The Steering Committee may, from time to time, create additional committees, the purposes and meeting schedules therefore to be determined as mutually agreeable to the parties.

1.4	Meetings; Reports. Within 30 days of the identification of the Steering Committee, the Steering Committee will determine (a) an appropriate set of periodic meetings to be held by them or other representatives of the Parties involved with the performance of the Services and the procedures to be followed for such meetings, including the preparation of agenda and minutes, and (b) an appropriate set of periodic reports to be issued by EDS to Franklin Covey in addition to those, if any, listed in Schedule 3.2. At a minimum, the meetings will consist of an annual Steering Committee meeting to conduct a quality review of the EDS Services and monthly Steering Committee meetings to discuss, among other things, the responsibilities described above and the strategic objectives of the Parties, and to engage in long-range planning.

1.5    Procedures Manual; Migration Plan.

(a)	Procedures Manual. Within two weeks of the Effective Date EDS will provide Franklin Covey an example procedures manual (the “Procedures Manual”) and the parties shall agree to a written plan, including a timetable, for the completion of the Procedures Manual; provided, however, that EDS shall complete and deliver to Franklin Covey the final Procedures Manual no later than 4 months after the Effective Date. The final version of the Procedures Manual shall be in form and content reasonably satisfactory to Franklin Covey and shall include, but not be limited to:

(i)	Periodic Reports. Periodic reports and detailed requirements for the periodic reports that shall be provided to Franklin Covey by EDS regarding EDS 's provision of the Services;

(ii)	Goals. Additional goals, specifications and documentation (e.g., operations manuals, user guides, specifications and management reporting) consistent with the provisions of this Agreement;

(iii)	Program Management. A description of the management tools and techniques that EDS shall use to perform the Services, including, but not limited to, EDS' proprietary Service Excellence Dashboard, Systems Life Cycle Methodology, and Project Management Methodology;

(iv)	Disaster Recovery Procedures. Disaster recovery procedures, together with problem escalation policies and procedures and such other matters as Franklin Covey and EDS may agree;

(v)	Change Control Procedures. A description of the change control procedures and implementation techniques to be used therefore, including policies and procedures relating to hardware, software, facility changes, system problem management and emergency changes; and

(vi)	Executive Summary. An executive summary of the operational obligations of EDS under this Agreement.

(b)	Migration Plan. Within 30 days of the Effective Date, EDS shall prepare and submit to Franklin Covey for review and approval a migration plan detailing the transition of certain Services to leveraged facilities, and implementation of EDS procedures, methodologies and disciplines consistent with the Service Schedules (“the Migration Plan”).

(c)	Updates. EDS shall periodically update the Procedures Manual (no less frequently than twice during each contract year of the term) to reflect changes in the operations, policies and procedures described therein. All updates to the Procedures Manual will be submitted to Franklin Covey for review, and will be reasonably satisfactory to Franklin Covey.

(d)	Services. It is the Parties’ intention that the Parties’ respective obligations under this Agreement will be consistently performed in accordance with the Procedures Manual. Any failure by either Party to consistently perform its obligations under this Agreement in accordance with the Procedures Manual may be referred by the other Party for resolution to the Operating Committee.

Article II.    Personnel

2.1	Transition of Employees. EDS will extend offers of at-will employment to each Franklin Covey employee listed in Schedule 2.1 (each, an “Employee Offeree”) in accordance with EDS’ normal employment policies, subject to the allowances and provisions set forth in this Article II, at a base salary at least equal to the base salary such employee received from Franklin Covey immediately prior to the Effective Date. Each Employee Offeree who accepts EDS’ offer of employment pursuant to EDS’ normal employment policies and this Article II will become an EDS employee (each, a “Transitioned Employee”) as of April 1, 2001 (the “Employment Date”) and will be eligible to participate in all employee benefit plans or employment policies and programs available to similarly situated EDS employees.

(a)	Past Service Credits. For purposes of vesting, participation and benefit accruals for time periods commencing as of the Employment Date only, but not for benefit accrual during periods prior to the Employment Date, in any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by EDS, EDS will recognize and give past service credit for service earned by each Transitioned Employee during the period of his or her employment with Franklin Covey ending on the Employment Date. Such past service credit will be established entirely on the information as recorded by Franklin Covey and promptly communicated to EDS, and EDS will not be responsible to audit, validate or confirm the accuracy of any such information.

(b)	Waiver of Certain Conditions. EDS will waive drug tests for each Transitioned Employee as a condition of EDS’ offer of employment. For all Transitioned Employees, the Electronic Data Systems Corporation Health Benefit Plan and the Electronic Data Systems Corporation Long Term Disability Plan provide that any Transitioned Employee is not subject to any pre-existing condition limitations or exclusions; provided, however, that there may be some conditions that are covered under Franklin Covey’s health benefit plans that either are not covered or are covered in a different manner under the Electronic Data Systems Corporation Health Benefit Plan. For the calendar year in which a Transitioned Employee becomes employed by EDS, the Electronic Data Systems Corporation Health Benefit Plan, to the extent applicable, will recognize each such Transitioned Employee’s (and his or her eligible dependents’) un-reimbursed expenses to the extent that such paid expenditures are recognized under the Franklin Covey Health Benefit Plan as a deductible applicable to the particular Transitioned Employee or (eligible dependent) for the same calendar year. All Transitioned Employees receive the maximum “flexible benefit credits” (as such term is defined in the Electronic Data Systems Corporation Flexible Benefit Plan) for medical coverage elected under the Electronic Data Systems Corporation Flexible Benefit Plan. Proof of insurability will be required for certain amounts of Group Universal Life coverage as specified in the applicable policies.

(c)	Franklin Covey Cooperation. Franklin Covey will cooperate with EDS in connection with the making by EDS of the offers of at-will employment contemplated by this Section 2.1 and the distribution of employment information to the Employee Offerees. Franklin Covey will provide all necessary or appropriate employee data or benefits information in its custody. Franklin Covey has not and will not make any representation, promise or other communication, whether written or oral, to the Employee Offerees regarding employment with EDS or the employment benefits, plans or practices of EDS without obtaining the prior written consent of EDS. Franklin Covey has not taken and will not take any action that diminishes the right of EDS to dismiss, subject to applicable law, any Transitioned Employee at any time and for any or no reason. EDS may request at any time, and Franklin Covey agrees to furnish to EDS or its designated agent, in such format as is mutually agreed, all reasonably required information pertaining to any and all Employee Offerees’ employment and benefits as is reasonable for EDS to provide or administer its benefits or payroll or as may be required by any law or governmental agency.

(d)	Payroll Accommodation. Should EDS request that Franklin Covey continue to make payment to any Transitioned Employees on an interim basis, Franklin Covey will do so as an administrative convenience until such Transitioned Employees can be integrated into the EDS payroll system. In such event, Franklin Covey will be acting solely as an accommodation to EDS, and EDS will reimburse Franklin Covey for all salary paid and employer’s contributions made by Franklin Covey in connection therewith.

(e)	Transfer of Benefits. The Parties acknowledge that this Agreement is not made in connection with a sale of assets of Franklin Covey, and the employment of the Transitioned Employees by EDS pursuant to this Agreement does not constitute a separation from service for purposes of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, any benefits contributed into the Franklin Covey 401(k) Plan pursuant to cash or deferred arrangements under Code Section 401(k) are not eligible for distribution. Consequently, all benefits and participant loans attributable to Transitioned Employees participating in the Franklin Covey 401(k) Plan will be transferred into the EDS 401(k) Plan in accordance with the terms and conditions of Code Section 414(l) and the Transition Plan listed in Schedule 11.4.

(f)	Liabilities for Benefit Claims. Franklin Covey, or the appropriate employee benefit plan or insurer of Franklin Covey, will be liable for all employee welfare benefit plan claims of each Transitioned Employee incurred through the employee’s last date of employment with Franklin Covey. Franklin Covey will be responsible to make all necessary disclosures to those Employee Offerees or Transitioned Employees who separate employment from Franklin Covey as well as any required filings. Transitioned Employees will experience a qualifying event (as such term is defined under Code Section 4980B). Consequently, Franklin Covey is responsible to extend continuation coverage to each Transitioned Employee and otherwise to comply with all notice and other requirements of Code Section 4980B resulting from the Employee Offeree’s or Transitioned Employee’s termination of employment with Franklin Covey. Franklin Covey will be solely liable for claims by any Employee Offeree or Transitioned Employee for wages, benefits, third party fees, assessments, duties, permits or other similar charges and for unemployment compensation, severance benefits, workers’ compensation and any other employee benefit to which, in each such case, such Employee Offeree or Transitioned Employee is entitled as a result of such employee’s employment or termination of employment with Franklin Covey.

2.2	Use and Replacement of Personnel.

(a)	Account Team. In the event that Franklin Covey is dissatisfied for any significant reason with any EDS personnel providing the Services (including the EDS Account Executive and any Transitioned Employee collectively, the “Account Team”), Franklin Covey will give written notice to EDS of such dissatisfaction and the specific reasons for such dissatisfaction. EDS will have 30 days from the receipt of such notice in which to remedy such problem to the reasonable satisfaction of Franklin Covey. In the event that Franklin Covey remains dissatisfied (in Franklin Covey’s reasonable discretion) with the EDS personnel in question after such 30-day period, EDS will promptly replace that EDS person.

(b)	Key Personnel. EDS agrees that each of the EDS personnel listed in Schedule 2.2(b) (the “Key Positions”) will devote his or her full time and effort to the performance of the Services. Before assigning a replacement individual to any of the Key Positions, EDS will notify Franklin Covey of the proposed assignment, will provide Franklin Covey with a resume and any other job-related information about the individual reasonably requested by Franklin Covey and will introduce (either by telephone or, if requested by Franklin Covey, in person) the individual for an interview by the appropriate Franklin Covey representatives. If Franklin Covey in good faith objects to the proposed assignment, the Parties shall attempt to resolve Franklin Covey’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve Franklin Covey’s concerns within 5 business days, EDS shall not assign the individual to that position and shall propose to Franklin Covey the assignment of another individual of similar and suitable ability and qualifications. Personnel filling Key Positions may not be transferred or re-assigned until Franklin Covey has approved a suitable replacement. EDS agrees to use reasonable efforts to provide Franklin Covey with at least 30 days advance written notice prior to transferring or reassigning any personnel filling EDS Key Positions.

2.3	Qualifications and Retention of EDS Personnel.

(a)	Qualifications. EDS shall assign an adequate number of personnel to perform the Services. The Account Team shall be: (i) Good name and character, and without, to the extent permitted by applicable law, a history of misconduct or dishonesty; (ii) appropriately competent and experienced in performing the tasks, works, functions or obligations to be performed by such personnel; and (iii) if required to perform the applicable task, work, function or obligation, qualified with appropriate U.S. qualifications or qualifications which are recognized in or equivalent to qualifications recognized in the U.S.

(b)	Turnover Rate. Franklin Covey and EDS both agree that it is in their best interests to keep the turnover rate of the Account Team to a reasonably low level. Accordingly, if Franklin Covey believes that EDS ‘s turnover rate may be excessive and so notifies EDS, EDS shall provide data concerning its turnover rate, meet with Franklin Covey to discuss the reasons for, and impact of, the turnover rate and otherwise use reasonable efforts to keep such turnover rate to a reasonably low level. If appropriate, EDS shall submit to Franklin Covey its proposals for reducing the turnover rate, and the Parties shall mutually agree on a program to bring the turnover rate down to an acceptable level. In any event, notwithstanding transfer or turnover of personnel, EDS shall at all times during the Term remain obligated to perform the Services without degradation and in accordance with this Agreement.

(c)	Training. EDS shall implement and maintain a policy of ongoing training for the Account Team members to ensure that all Account Team members have the requisite skills and knowledge required to perform the tasks, works, functions and obligations assigned to them by EDS.

2.4	Use of Subsidiaries and Subcontractors. The Services will be performed by EDS, itself and through its direct and indirect wholly owned subsidiaries, including EIS. Subject to the other provisions of this Section 2.4, EDS may assign this Agreement to EIS and may subcontract any portion of the Services to unaffiliated third parties; provided, however, that to the extent more than 15% of the work hereunder is to be subcontracted out (exclusive of telecom services and desktop break/fix services), such subcontract will only be entered into with Franklin Covey’s prior written consent. EDS will not disclose any confidential information of Franklin Covey to any such subcontractor unless and until the subcontractor has agreed in writing to protect the confidentiality of such confidential information in the manner required by Section 8.4 and then only to the extent necessary for the subcontractor to perform those Services subcontracted to it. EDS will remain responsible for the obligations performed by any of its subsidiaries or subcontractors to the same extent as if EDS performed such obligations.

2.5	Hiring of Employees. During the term of this Agreement and for a period of 12 months thereafter, neither Party will solicit, directly or indirectly, for employment any employee of the other Party who is or was actively involved in the performance, consumption or evaluation of the Services without the prior written consent of the other. Notwithstanding the foregoing, the Parties acknowledge and agree that this Agreement will not prohibit (a) any executive search or similar business controlled by EDS or Franklin Covey or by any of their respective affiliates from engaging in its business in the ordinary course in a manner consistent with past practices on behalf of clients other than EDS or Franklin Covey or (b) solicitations through advertising or other publications of general circulation.

2.6	Additional Benefits. Franklin Covey shall provide, at no additional cost to EDS, for any Transitioned Employee or EDS employee dedicated to the Franklin Covey account and assigned to work at Franklin Covey’s Salt Lake City, Utah headquarters, at prices or discounts comparable to those offered to regular Franklin Covey employees: (a) access to the Franklin Covey Wellness Center, campus cafeteria, and the campus credit union; and (b) a discount equal to the employee discount on Franklin Covey products sold through Franklin Covey retail channels.

2.7	No Re-Assignment to Competitor. EDS agrees that it will not assign or otherwise provide Key Personnel to perform Restricted Activities during the Restricted Period in support of Franklin Covey Competitors’ United States-based Learning and Performance Solutions Industry operations. For purposes of this Section 2.7, the following terms shall have the meaning as set forth below:

(a)	“Learning and Performance Solutions Industry” means the business of designing, developing, and/or providing consulting services, training seminars, workshops and personal coaching services and manufacturing and/or distributing products designed to improve individual and organizational effectiveness and productivity through, among other things, effective leadership, time and project management, sales effectiveness, assessment and measurement of return on investment in organizational training and process improvement, and improved oral and written communications and presentations.

(b)	“Franklin Covey Competitors” means the companies listed on Schedule 2.7(b), attached hereto. Franklin Covey may update the list from time to time, subject to EDS approval.

(c)	“Key Employees” means the EDS employees set forth in Section 2, which may be updated by written agreement of the Parties to add such additional EDS employees who may be assigned to perform program management and consulting functions in the future.

(d)	“Restricted Activities” means the performance by Key Employees of program management and consulting services.

(e)	“Restricted Period” means a period of one year following the last day on which a Key Employee performs program management or consulting services under this Agreement.

Article III.    EDS Services

3.1	Term; Renewal. Unless terminated earlier in accordance with the provisions of this Agreement, the term of this Agreement will commence on the Effective Date and will expire on March 31, 2011 (the “Expiration Date”). The period of time between the Effective Date and the Expiration date shall be referred to herein as “the Term.” Thereafter, the Term of this Agreement may be extended by mutual written agreement of the Parties.

3.2	EDS Services. The EDS Services will consist of: (a) the Statement of Work, attached hereto as Schedule 3.2; (b) Schedule 3.2(a) (the “Service Levels”); (c) the services described in the Migration Plan; (d) the Responsibility Matrix, attached hereto as Schedule 3.2(b); the supported locations as described in Schedule 3.2(c) attached hereto; and (e) such other information technology services as may be agreed upon in writing by the Parties and by reference to this Agreement made a part hereof. Collectively, the services identified in (a), (b), (c) (d), and (e) shall be referred to as the “EDS Services” and will be provided to Franklin Covey in Salt Lake City, Utah, and additional locations specified in the Service Schedules. The EDS Services and any Additional Services are collectively referred to in this Agreement as the “Services”. All schedules attached hereto describing the Services shall be referred to herein as the “Service Schedules.” EDS agrees to undertake project work at no additional charge to Franklin Covey to the extent that such work can be accomplished using non-leveraged, assigned resources, and to the extent such work can be accomplished without interfering with the performance of Services consistent with agreed-to Service Levels. EDS agrees to work flexibly with Franklin Covey, consistent with the Service Schedules and Procedures Manual, to escalate, prioritize, and manage projects as requested by Franklin Covey.

3.3	Services Generally; Performance Criteria. The Services shall be performed by EDS in a manner (including, the degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency) equivalent to or better than the manner in which such Services were performed by Franklin Covey and effective sixty days following the Migration Completion Date (as defined in the Migration Plan), shall meet or exceed the specifications and the Service Levels referred to in or established in the Service Schedules, which specifications and Service Levels which shall be consistent with methods and standards satisfied by well-managed operations performing services similar to the Services. Except as otherwise expressly provided in this Agreement, EDS has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all Services to be provided pursuant to this Agreement.

3.4	Service Levels. The performance base lines, performance measurements and performance standards to be used for each Party’s performance of its respective obligations under this Agreement are set forth in the Service Schedules. The Parties, through the Steering Committee, agree to annually review, at a minimum, the Service Levels and reports and reporting during the term of this Agreement and to determine whether and to what extent the Service Levels and reports should be adjusted. No such adjustments may be made without the prior written consent of the Parties. If any services, functions, or responsibilities of a Party, not specifically described in this Agreement are reasonably required for the Party’s proper performance of its obligations under the Agreement, including without limitation those necessary to satisfy the Service Levels, such services, functions, and responsibilities shall be deemed to be included within the scope of the Agreement to the same extent and manner and subject to the same terms and conditions as if specifically identified in this Section 3.4. Except as otherwise expressly provided in this Agreement, EDS shall provide the facilities, personnel, and other resources necessary to provide the Services.

(a)	Procedures. EDS and Franklin Covey will jointly implement and utilize written change control procedures, approval procedures and software development methodologies in connection with the performance of their respective obligations under this Agreement. The Parties may modify or supersede such change control procedures and approval procedures by mutual written agreement in the Procedures Manual. EDS may modify or replace such development methodologies at any time after consulting with and receiving approval from the Franklin Covey Representative, except that such modified or replacement methodologies may not increase or otherwise alter in any material respect Franklin Covey’s obligations under this Agreement without the prior written consent of Franklin Covey.

(b)	Reports and Remediation. If EDS fails to attain one or more Service Levels during a particular month, EDS shall

(i)	Investigate. Promptly investigate the root cause of the failure;

(ii)	Describe. Provide a description of the failure, the root cause of the failure and a plan for the corrective action to be taken by EDS in connection therewith, all of which shall be contained in the performance report to be delivered by EDS to Franklin Covey pursuant to the Service Schedules in respect of the month during which such failure occurred;

(iii)	Correct the Error. Use commercially reasonable efforts to correct the problem giving rise to such failure and begin attaining the Service Level as soon as practicable; and

(iv)	Report. Keep the Franklin Covey Representative apprised of the status and efficacy of the remedial efforts being undertaken by EDS to correct such problem.

(c)	Meeting. If after pursuing avenues to address Service Level failures pursuant to the Procedures Manual or otherwise under this Agreement, Franklin Covey is concerned about the standard of service being provided by EDS, the Franklin Covey Representative may request a meeting with senior executives of EDS to discuss such concerns. The meeting shall be held at Franklin Covey’s corporate headquarters in Salt Lake City, Utah at a mutually convenient time on a day which is not more than 10 Business Days following the day on which the request for the meeting is made by Franklin Covey. Notwithstanding the foregoing, in the event EDS’s performance fails to meet the applicable Services Levels, at any time during the Term, Franklin Covey may seek all remedies available to it in under the terms of this Agreement.

(d)	Service Credits; Other Remedies. If EDS fails to meet the Service Levels for reasons other than the wrongful actions of Franklin Covey or circumstances that constitute force majeure under Section 13.9, then Franklin Covey shall be entitled to receive Accrued Service Credits as defined in Service Schedules. Receipt of Accrued Service Credits, if any, shall be in addition to, and not in lieu of, any other remedies available to Franklin Covey under this Agreement or at law or equity.

(e)	Technological Advancements. EDS agrees to use commercially reasonable efforts, without an increase in cost or charges to Franklin Covey, to keep the technology utilized in providing the Services to Franklin Covey at a level that is comparable with the level of technological advancement generally attained in the professional services/distribution industry.

(f)	Efficient Use of Resources. So long as there is no material negative impact on the specifications or Service Levels, EDS will use commercially reasonable efforts, without additional charge or expense to Franklin Covey, to efficiently use the resources chargeable to Franklin Covey (either as part of the base monthly fees or otherwise) used in performing the Services, including, without limitation, (a) tuning or optimizing the system (e.g., optimizing the performance of the system software), (b) consolidating hardware, (c) consolidating software, (d) optimizing the telecommunications network and (e) making schedule adjustments (consistent with Franklin Covey’s priorities and schedules for the services and EDS’s obligations to attain and maintain the Service Levels) and delaying the performance of non-critical jobs within established limits.

(g)	Customer Surveys. At least once, but no more than twice during any 12 month period during the term of this Agreement, EDS and Franklin Covey will jointly conduct surveys of Franklin Covey executives to determine the level of Franklin Covey’s satisfaction with the Services and the EDS relationship. The Parties will review the survey results and work together to mutually agree on any appropriate adjustments to EDS’s practices and procedures as they relate to the provision of the Services and the Parties’ relationship.

3.5	Additional Services.

(a)	From EDS. In addition to the Services, EDS will provide to Franklin Covey such other information technology services as Franklin Covey may reasonably request in writing from time to time during the term of this Agreement and with respect to which the Parties have reached an agreement regarding the nature and scope of such services, the period of time during which such services will be provided and the basis upon which EDS will be compensated therefor (the “Additional Services”). Such agreement with respect to any Additional Services will be set forth in a written letter agreement which will contain the following information, as applicable: (i) a reference to this Agreement, which reference will be deemed to incorporate all of the provisions of this Agreement; (ii) the date as of which the provisions of the letter will become effective and, if applicable, the term or period of time during which the services or resources referenced therein will be provided; (iii) a description of the services or resources to be provided by EDS pursuant to the letter and any performance standards applicable to such services or resources; (iv) a description of Franklin Covey’s responsibilities relating to the letter, including any facilities, hardware, software or other support that will be required; (v) the amounts payable for the services or resources provided pursuant to the letter and the schedule on which such amounts will be invoiced; and (vi) any additional provisions applicable to the services or resources to be provided pursuant to the letter that are not otherwise set forth in this Agreement or that are exceptions to the provisions set forth in this Agreement.

(b)	From Third Parties. Nothing in this Section 3.6 or elsewhere in this Agreement will be deemed to limit Franklin Covey’s right to solicit or use providers other than EDS (including any Franklin Covey in-house capabilities) to render information technology services that are in addition to, or outside the scope of, the Services; provided, however, that Franklin Covey will request from EDS a new or additional services proposal for any new information technology and information systems management services contemplated (a “New Services Proposal”). Franklin Covey may at its sole discretion also obtain New Services Proposals from other third party service providers. Franklin Covey shall retain the right to select any third party provider it may choose (or to use Franklin Covey personnel), for any reason whatsoever in Franklin Covey ‘s sole and absolute discretion. Franklin Covey may select any third party provider to perform any new services, including but not limited to, application systems development, contract programming, performance of systems planning projects, operation of new platforms, and performance of other information technology services.

(c)	EDS Responsibilities to Other Service Providers. To the extent Franklin Covey performs any of the new services itself, or retains a third party provider to do so, EDS shall cooperate fully with Franklin Covey or any such third party provider, all at Franklin Covey’s reasonable direction.

(d)	Franklin Covey Conditions to Using Third Party Services. Franklin Covey agrees that if it uses a third party to perform services related to its information technology needs, Franklin Covey will use commercially reasonable efforts to ensure that such services will not affect the ability of, or cost to, EDS to perform its obligations under this Agreement, and EDS agrees to reasonably cooperate with any such third party. As a condition to any such cooperation, the third party must agree in writing to the security and confidentiality obligations and procedures reasonably required by EDS. Franklin Covey will keep EDS apprised of any material changes to Franklin Covey’s information technology environment that are made by Franklin Covey or any third party. EDS will not be responsible or penalized for any adverse impact on Franklin Covey, the Services or the Service Levels resulting from the acts or omissions of Franklin Covey or a third party, but will use commercially reasonable efforts to mitigate it. EDS shall immediately notify Franklin Covey if an act or omission of EDS or a third party may cause a problem or delay in providing the Services and shall diligently work with Franklin Covey or the third party to prevent or circumvent the problem or delay. Franklin Covey shall reimburse EDS for any documented costs incurred by EDS as the result of Franklin Covey using a third party service provider.

3.6	Reliance on Instructions. Unless otherwise specifically provided in the Procedures Manual, in performing its obligations under this Agreement, EDS will be entitled to rely upon any routine instructions, authorizations, approvals or other information provided to EDS by the Franklin Covey Representative or, as to areas of competency specifically identified in writing by the Franklin Covey Representative, by any other Franklin Covey personnel identified by the Franklin Covey Representative, from time to time, as having authority to provide the same on behalf of Franklin Covey in such person’s area of competency. Unless EDS knew of any error, incorrectness or inaccuracy in such instructions, authorizations, approvals or other information, EDS will incur no liability or responsibility of any kind in relying on or complying with any such instructions or information.

Article IV.    Franklin Covey's Role

4.1	Franklin Covey’s Role. During the term of this Agreement and in connection with EDS’ performance of its obligations hereunder, Franklin Covey will, at its own cost and expense, have the obligations to EDS, and retain the responsibilities, described in the Service Schedules. Franklin Covey acknowledges and agrees that EDS’ ability to perform the Services in accordance with this Agreement is contingent upon Franklin Covey’s timely performance of those obligations assigned to Franklin Covey hereunder.

Franklin Covey shall, throughout the Term, provide to EDS personnel assigned to perform Services at Franklin Covey facilities, adequate access to facilities, office supplies, and basic office infrastructure and services.

Article V.    Maintenance Contracts and Additional Property

5.1	Maintenance Contracts. Subject to Franklin Covey having obtained any required consents, as of the Effective Date, Franklin Covey will designate EDS as Franklin Covey’s representative for purposes of managing, and EDS will manage the Franklin Covey maintenance contracts listed in Schedule 5 (the “Maintenance Contracts”). EDS shall provide Franklin Covey with 3 months prior written notice of any renewal, termination, cancellation dates and fees for any Maintenance Contracts. EDS shall not renew, modify, terminate or cancel, or request or grant any consents or waivers under any Maintenance Contracts without the prior written consent of Franklin Covey. Any modification, termination or cancellation fees or charges imposed upon Franklin Covey in connection with any such modification, termination or cancellation of, or consent or waiver under, the Maintenance Contracts, obtained or given without Franklin Covey’s prior written consent, shall be paid by EDS.

EDS shall (a) receive any invoice submitted by third parties in connection with the Maintenance Contracts (the “Maintenance Contract Invoices”), (b) review the Maintenance Contract Invoices in a timely manner and (c) submit such Maintenance Contract Invoices to Franklin Covey for payment within a reasonable period of time after receipt thereof, but in no event in less time than necessary to enable Franklin Covey to timely pay such Maintenance Contract Invoices in accordance with Franklin Covey’s normal payment policies. Franklin Covey shall pay the Maintenance Contract Invoices received, reviewed and submitted by EDS to Franklin Covey. Franklin Covey shall be responsible for any late fees in respect to the Maintenance Contract Invoices, unless such late fees were incurred as a result of EDS’s failure to submit the Maintenance Contract Invoices in a timely manner (as set forth in the preceding sentence), in which event EDS shall be solely responsible for such late fees.

EDS shall promptly notify Franklin Covey of any breach of, or misuse or fraud in connection with, any Maintenance Contracts of which EDS becomes aware and shall cooperate with Franklin Covey to prevent or stay any such breach, misuse or fraud. EDS shall not be liable for failures by third parties to perform in accordance with the applicable Maintenance Contract requirements except to the extent such failure is attributable to EDS’s failure to properly perform management services hereunder.

5.2	Access to Franklin Covey Equipment. During the term of this Agreement, Franklin Covey will allow, or will obtain the right to allow, EDS (and any subcontractors of EDS engaged in accordance with this Agreement) to Access at no charge any equipment owned or leased by Franklin Covey that is reasonably necessary for EDS to perform Services hereunder (the “Franklin Covey Equipment”). For purposes of this Agreement, the term “Access” means the enjoyment of physical and legal use and operation of a specified item of property in order for EDS to perform the Services. EDS agrees that it will use the Franklin Covey Equipment leased by Franklin Covey in a manner consistent with the terms and conditions of such lease.

Except as otherwise provided by this Agreement, EDS will, at its cost and expense, manage the support and maintenance of the Franklin Covey Equipment in accordance with the specifications herein and ensure that all Franklin Covey equipment is kept in good working order. EDS will be responsible for refreshing Franklin Covey desktop equipment, including but not limited to, personal computers, laptop computers, printers, and personal communication devises used by the Transitioned Employees as of the Effective Date.

5.3	Use of Franklin Covey Software and Franklin Covey-Vendor Software. During the term of this Agreement, Franklin Covey will allow, or will obtain the right to allow, EDS (and any subcontractors of EDS engaged in accordance with this Agreement) to Access at no charge (a) the Franklin Covey Software and (b) subject to Franklin Covey having obtained any required consents, the Franklin Covey-Vendor Software. Franklin Covey will pay all costs and expenses with respect to the Franklin Covey Software and the Franklin Covey-Vendor Software. Franklin Covey represents and warrants to EDS that (a) it is not (and, to its knowledge, the licensor is not) in default in any material respect under any of the licenses applicable to the Franklin Covey-Vendor Software and (b) Franklin Covey has delivered to EDS complete copies of those license terms and conditions relating to the use and operation of the Franklin Covey-Vendor Software (including all amendments thereto) as in effect on the Effective Date. EDS agrees that it will use the Franklin Covey-Vendor Software in a manner consistent with such terms and conditions. Franklin Covey agrees not to allow any of such terms and conditions to be amended in any material respect without the prior written consent of EDS.

5.4	Additional Items of Property. If any additional items of property, whether in the form of equipment, software and upgrades thereto or otherwise, are required by EDS to perform the Services or otherwise to meet its obligations hereunder, whether in addition to or in replacement of any then existing property, EDS will inform Franklin Covey and, with Franklin Covey’s prior written consent, will obtain such additional items and will provide them to Franklin Covey at Franklin Covey’s expense or on such other terms and conditions as the Parties mutually agree. If Franklin Covey, on its own, decides to acquire any additional items of property for use in Franklin Covey’s information technology environment, whether in addition to or in replacement of any then existing property, Franklin Covey will consult with, and obtain the consent of, EDS prior to acquiring such property. If Franklin Covey does not approve an acquisition proposed by EDS or does not obtain EDS’ consent to Franklin Covey’s own acquisition of property, EDS will not be responsible or penalized for any adverse impact on Franklin Covey, the Services or the Service Levels resulting therefrom, but will use commercially reasonable efforts to mitigate it. If EDS’ responsibilities in connection with this Section 5.4 (such as site preparation, transportation, installation or maintenance) require resources in addition to those then being used to perform the Services, such resources will be provided as Additional Services.

5.5	Consents; Further Assurances. EDS will work with and assist Franklin Covey in Franklin Covey’s efforts to obtain such consents as are required for the transactions contemplated by this Article V, with Franklin Covey paying such transfer, upgrade or other fees as are necessary to obtain a required consent. Franklin Covey will provide EDS with written evidence of such consents upon Franklin Covey’s receipt thereof, if EDS has not otherwise received satisfactory evidence thereof. If a required consent is not obtained, (a) unless and until such required consent is obtained, EDS will determine and adopt, subject to Franklin Covey’s prior written consent, such alternative approaches as are necessary and sufficient to perform the Services without such required consent and (b) the Parties will mutually agree in writing on any appropriate adjustments to this Agreement, whether with respect to the scope of the Services, the Service Levels, EDS’ charges or otherwise. In addition, EDS and Franklin Covey agree to execute and deliver such other instruments and documents as either Party reasonably requests to evidence or effect the transactions contemplated by this Article V.

Article VI.    Warranties and Additional Covenants

6.1	Warranties and Additional Covenants.

(a)	Performance. EDS represents and warrants that all Services will be performed in a professional and workmanlike manner, consistent with the standards in the industry. Further, EDS covenants that all Services will be performed consistent with (i) the specifications and conditions set forth in the Service Schedules, and (ii) any and all representations or in this Agreement or any attachment thereto.

(b)	Service Schedule Information. Each party represents to the other that it has taken reasonable care to ensure that the information furnished by said party to the other on which the Service Schedules are based and the charges to be paid by Franklin Covey for the Services are determined, as set forth in this Agreement, is accurate and complete in all material respects. To the extent that such information turns out to be inaccurate or incomplete in any material respect, the Parties agree to negotiate in good faith adjustments to the applicable Service Schedule(s) and / or the charges to be paid by Franklin Covey for the Services, as appropriate.

(c)	Viruses. Each Party will use commercially reasonable measures to screen any software provided or made available by it to the other Party hereunder for the purpose of avoiding the introduction of any “virus” or other computer software routine or hardware components which are designed (i) to permit access or use by third parties to the software of the other Party not authorized by this Agreement, (ii) to disable or damage hardware or damage, erase or delay access to software or data of the other Party or (iii) to perform any other similar actions.

(d)	Disabling Codes. EDS will not, without informing the Franklin Covey Representative, knowingly insert into the software used by it hereunder any code or other device which would have the effect of disabling, damaging, erasing, delaying or otherwise shutting down all or any portion of the Services or the hardware, software or data used in providing the Services. EDS will not invoke such code or other device at any time, including upon expiration or termination of this Agreement for any reason, without Franklin Covey’s prior written consent.

(e)	Pass-Through Warranties and Indemnities. EDS agrees that it will pass through to Franklin Covey any rights it obtains under warranties and indemnities given by its third party subcontractors or suppliers in connection with any services, software, equipment or other products provided by EDS pursuant to this Agreement to the extent permitted by the applicable subcontractors or suppliers. If pass-through warranties and indemnities reasonably acceptable to Franklin Covey are not available from a particular subcontractor or supplier, EDS will discuss the matter with Franklin Covey prior to engaging the particular subcontractor or supplier, and the Parties will mutually determine to either accept the terms available from such subcontractor or supplier, in which case EDS will enforce the applicable warranty or indemnity on behalf of Franklin Covey as provided below, or deal with another vendor of comparable services, software, equipment or other products that will provide warranties and indemnities reasonably acceptable to Franklin Covey. In the event of a third party software or equipment nonconformance, EDS will coordinate with, and be the point of contact for resolution of the problem through, the applicable vendor and, upon becoming aware of a problem, will notify such vendor and will use commercially reasonable efforts to cause such vendor to promptly repair or replace the nonconforming item in accordance with such vendor’s warranty. If any warranties or indemnities may not be passed through, EDS agrees that it will, upon the request of Franklin Covey, take reasonable action to enforce any applicable warranty or indemnity that is enforceable by EDS in its own name. However, EDS will have no obligation to resort to litigation or other formal dispute resolution procedures to enforce any such warranty or indemnity unless EDS chooses to do so and Franklin Covey agrees to reimburse EDS for all costs and expenses incurred in connection therewith, including reasonable attorneys’ fees and expenses.

(f)	Software Development. For a period of 180 days following acceptance of any Developed Software (as defined in Section 7.1(e)) in accordance with the approval procedures adopted by the Parties pursuant to Article 3, EDS warrants that each item of Developed Software will conform in all material respects to the written technical specifications agreed to by the Parties in accordance with the software development methodologies adopted by the Parties pursuant to Article 3. As soon as reasonably practicable after discovery by Franklin Covey or EDS of a failure of the Developed Software to so conform (a “Nonconformance”), Franklin Covey or EDS, as applicable, will deliver to the other a statement and supporting documentation describing in reasonable detail the alleged Nonconformance. If EDS confirms that there is a Nonconformance, then EDS will use commercially reasonable efforts to correct such Nonconformance. The methods and techniques for correcting Nonconformances will be at the sole discretion of EDS. The foregoing warranty will not extend to any Nonconformances caused (i) by any change or modification to software without EDS’ prior written consent or (ii) by Franklin Covey operating software otherwise than (a) in accordance with the applicable documentation, (b) for the purpose for which it was designed or (c) on hardware not recommended, supplied or approved in writing by EDS. Furthermore, if, after undertaking commercially reasonable efforts to remedy a breach by EDS of the foregoing warranty, EDS, in the exercise of its reasonable business judgment, determines that any repair, adjustment, modification or replacement is not feasible, or in the event that the Developed Software subsequent to all repairs, adjustments, modifications and replacements continues to fail to meet the foregoing warranty, Franklin Covey will return the Developed Software to EDS, and EDS will credit to Franklin Covey, in a manner and on a schedule agreed to by the Parties and as Franklin Covey’s sole and exclusive remedy for such failure, an amount equal to the charges actually paid by Franklin Covey to EDS for the Developed Software that has failed to meet the foregoing warranty. Notwithstanding the other provisions of this Section 6.1(f), upon the written request of Franklin Covey, EDS will use commercially reasonable efforts to correct an alleged Nonconformance for which EDS is not otherwise responsible hereunder because it is caused or contributed to by one of the factors listed above and, to the extent that such correction cannot be performed within the scope of the Services, such correction will be paid for by Franklin Covey at EDS’ then current commercial billing rates for the technical and programming personnel and other materials utilized by EDS.

6.2	Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 6.1 AND ARTICLE V, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE, OF ANY INFORMATION TECHNOLOGY SERVICE, SOFTWARE, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT, OR THAT THE OPERATION OF ANY SUCH SERVICE, SOFTWARE, HARDWARE OR OTHER MATERIALS WILL BE UNINTERRUPTED OR ERROR-FREE.

Article VII.    Proprietary Rights

7.1	Definitions. For purposes of this Agreement:

(a)	EDS Software. The term “EDS Software” means any Software that is owned or developed by or on behalf of EDS before the Effective Date, or is acquired or developed by or on behalf of EDS after the Effective Date without reference to or use of the intellectual property of Franklin Covey. The EDS Software that is expected, as of the Effective Date, to be used initially by EDS in performing the Services is listed in Schedule 7.1(a).

(b)	EDS-Vendor Software. The term “EDS-Vendor Software” means any Software that is proprietary to any party other than EDS or Franklin Covey and is licensed to EDS. The EDS-Vendor Software that is expected, as of the Effective Date, to be used initially by EDS in performing the Services is listed in Schedule 7.1(b).

(c)	Franklin Covey Software. The term “Franklin Covey Software” means any Software that is owned or developed by or on behalf of Franklin Covey before the Effective Date, or is acquired or developed by or on behalf of Franklin Covey (other than by EDS) after the Effective Date without reference to or use of the intellectual property of EDS. The Franklin Covey Software that is expected, as of the Effective Date, to be used initially by EDS in performing the Services is listed in Schedule 7.1(c).

(d)	Franklin Covey-Vendor Software. The term “Franklin Covey-Vendor Software” means any Software that is proprietary to any party other than Franklin Covey or EDS and is licensed to Franklin Covey. The Franklin Covey-Vendor Software that is expected, as of the Effective Date, to be used initially by EDS in performing the Services is listed in Schedule 7.1(d).

(e)	Developed Software. The term “Developed Software” means any Software that is developed and delivered by EDS under this Agreement, and paid for by Franklin Covey, (i) including any Software Changes made by EDS to Franklin Covey Software or Franklin Covey-Vendor Software as part of the Services, but (ii) excluding (A) any Software Changes made by EDS to EDS Software or EDS-Vendor Software, (B) any EDS Software or EDS Development Tools that are used in developing, modifying or enhancing any Developed Software hereunder and (C) any Residual Technology.

(f)	Other Deliverables. The term “Other Deliverables” means those tangible, viewable items other than Software listed in Schedule 7.1(f) that are developed and delivered by EDS under this Agreement, and paid for by Franklin Covey.

(g)	EDS Development Tools; Residual Technology. The term “EDS Development Tools” means all know-how, intellectual property, methodologies, processes, technologies, algorithms, software or development tools used in performing the Services which (i) are based on trade secrets or proprietary information of EDS, (ii) are developed or created by or on behalf of EDS without reference to or use of the intellectual property of Franklin Covey or (iii) are otherwise owned or licensed by EDS. The term “Residual Technology” means the ideas, concepts, methodologies, processes and know-how which are developed or created by EDS in the course of performing the Services and may be retained by EDS’ employees in intangible form.

(h)	Software. The term “Software”, as used in the terms that are defined in this Section 7.1, means computer programs, together with input and output formats, source and object codes, program listings, data models, flow charts, outlines, narrative descriptions, operating instructions and supporting documentation, and includes the tangible media upon which such programs and documentation are recorded, including all authorized reproductions of such programs. Except as otherwise expressly provided in this Agreement, Software includes any corrections, enhancements, translations, modifications, updates, new releases, new versions and other changes thereof or thereto (collectively, “Software Changes”).

7.2	EDS Software. All EDS Software, including all Software Changes made thereto, will be and remain EDS’ property, and Franklin Covey will have no rights or interest therein. EDS will grant to Franklin Covey a perpetual (subject to compliance with the applicable license), nontransferable, nonexclusive license to use, after the Expiration Date or the effective date of termination by Franklin Covey, whichever is applicable, the object code form of any application software programs, including existing documentation, of the EDS Software (if any) then being used by EDS in performing the Services, including those items of EDS Software being used at one or more EDS data centers as part of the Services as may be reasonably necessary for Franklin Covey’s continued use of Franklin Covey Software, Franklin Covey Vendor Software and any other Software to which Franklin Covey has continuing rights, solely for the purpose of Franklin Covey (or the Third Party Provider assuming the obligations of EDS hereunder) performing the information and technology systems services previously performed by EDS hereunder (the “Licensed Programs”), subject to EDS and Franklin Covey entering into an agreement, in form and substance reasonably satisfactory to EDS and Franklin Covey, containing such terms and conditions as may be appropriate. Notwithstanding anything to the contrary in this Agreement, such license will not include the right to use any Software Changes with respect to the EDS Software other than those in use at the time the license is granted.

7.3	EDS-Vendor Software. All EDS-Vendor Software will be and remain the property of the applicable third party vendor(s), and, as between EDS and Franklin Covey, all Software Changes made by EDS thereto will be owned by EDS. EDS will obtain all consents necessary to permit EDS (and any subcontractors of EDS engaged in accordance with this Agreement) to Access the EDS-Vendor Software in connection with the performance of the Services and will pay all costs and expenses associated therewith. During the term of this Agreement, EDS will pay all required license, installation, maintenance and upgrade fees with respect to the EDS-Vendor Software.

7.4	Franklin Covey Software. All Franklin Covey Software, excluding any Software Changes made by EDS thereto as part of the Services (which will be Developed Software and will be owned as set forth in Section 7.4), will be and remain Franklin Covey’s property. The Franklin Covey Software will be made available to EDS in such form and on such media as EDS may reasonably request, together with appropriate documentation.

7.5	Franklin Covey-Vendor Software. All Franklin Covey-Vendor Software, excluding any Software Changes made by EDS thereto as part of the Services (which will be Developed Software and, subject to any Franklin Covey-Vendor rights or restrictions, will be owned as set forth in Section 7.6), will be and remain the property of the applicable third party vendor(s). The Franklin Covey-Vendor Software will be made available to EDS in such form and on such media as EDS may reasonably request.

7.6	Developed Software and Other Deliverables. Each party will retain all rights, including trademarks, patents, trade secrets and copyrights (“IP Rights”), in any software, ideas, concepts, know-how, development tools, techniques or any other proprietary material or information that it owned or developed prior to the date of this Agreement, or acquired or developed after the date of this Agreement without reference to or use of the intellectual property of the other party. Subject to any third party rights or restrictions and the other provisions of this paragraph 7.6, Franklin Covey will own the IP Rights (either as a work for hire or by assignment from EDS) in and to all deliverables that (a) are developed and delivered by EDS under this Agreement and (b) are paid for by Franklin Covey. Notwithstanding anything to the contrary in this Agreement, EDS (i) will retain all IP Rights in and to all software development tools, know-how, methodologies, processes, technologies or algorithms used in performing the Services which are based on previously developed trade secrets or proprietary information of EDS or are otherwise owned or licensed by EDS (collectively, “tools”), (ii) will be free to use the ideas, concepts and know-how which are developed or created in the course of performing the Services and may be retained by EDS’ employees in intangible form, all of which constitute substantial rights on the part of EDS in the technology developed as a result of the Services performed under this Agreement, and (iii) will retain ownership of any prior-developed EDS-owned software or tools (“EDS Tools”) that are used in producing the deliverables and become embedded in the deliverables. EDS hereby grants to Franklin Covey a perpetual (subject to compliance with this sentence), royalty-free, nontransferable, nonexclusive license to use such embedded EDS Tools (if any) solely in connection with Franklin Covey’s internal use and exploitation of the deliverables and only so long as such software and tools (if any) remain embedded in the deliverables and are not separated therefrom. EDS will own patent rights with respect to processes and methodologies developed by EDS in connection with deliverables other than the copyright ownership rights granted to Franklin Covey pursuant to this paragraph 7.6. To the extent that EDS commercializes any patent or deliverable designed, created or paid-for by Franklin Covey, EDS shall negotiate in good faith with Franklin Covey a royalty. Such royalty shall be in a reasonable amount under all of the circumstances surrounding such commercialization and the total of such royalty payments shall in any event be limited to the amount required to reimburse Franklin Covey for any and all development fees incurred in creating said patent or deliverable, which limitation shall be agreed upon in writing at the time the royalty is negotiated. No licenses will be deemed to have been granted by either party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Agreement. Nothing in this Agreement (A) will require EDS or Franklin Covey to violate the proprietary rights of any third party in any software or otherwise or (B) will impair EDS’ right to acquire, license, market, distribute, develop for itself or others or have others develop for EDS similar technology performing the same or similar functions as the technology and Services contemplated by this Agreement. The provisions of this paragraph 7.6 will survive the expiration or termination of this Agreement for any reason.

7.7	EDS Development Tools; Residual Technology. Notwithstanding anything to the contrary in this Agreement, EDS will retain all right, title and interest in and to, and will be free to use, (a) the EDS Development Tools and (b) subject to the confidentiality obligations set forth in Section 8.4, the Residual Technology. The Parties acknowledge and agree that EDS’ right, title and interest in and to the Residual Technology constitute substantial rights in the technology developed as a result of the Services performed under this Agreement. No licenses will be deemed to have been granted by either Party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Agreement. Nothing in this Agreement will require EDS or Franklin Covey to violate the proprietary rights of any third party in any software or otherwise.

7.8	Further Assurances. EDS and Franklin Covey agree to execute and deliver such other instruments and documents as either Party reasonably requests to evidence or effect the transactions contemplated by this Article VII. The provisions of this Article VII will survive the expiration or termination of this Agreement for any reason.

Article VIII.    Data, Confidentiality and Audit Rights

8.1	Data of Franklin Covey. As between EDS and Franklin Covey, information relating to Franklin Covey or its customers (the “Franklin Covey Data”) is confidential, will be subject to Section 8.4 and will be and remains the property of Franklin Covey. EDS (and any subcontractors of EDS engaged in accordance with this Agreement) is hereby authorized to have access to and to make use of the Franklin Covey Data for the term of this Agreement as is appropriate for the performance by EDS of its obligations hereunder. Upon expiration or termination of this Agreement for any reason, subject to any record retention requirements of EDS, EDS will, at Franklin Covey’s expense, return to Franklin Covey all of the Franklin Covey Data in EDS’ possession and in EDS’ then existing machine-readable format and media. EDS will not use the Franklin Covey Data for any purpose other than providing the Services. At no time shall any of the computer or other files or other materials or information containing Franklin Covey Data be stored or held in a form or manner not reasonably accessible to Franklin Covey through the Franklin Covey Representative. Subject to restrictions contained in any relevant contracts, EDS shall provide the Franklin Covey Representative or such other person or persons as may be designated in writing by Franklin Covey all such files and other materials promptly upon the reasonable request of Franklin Covey, including hardware and software keys and such information as to format encryption (if any) and any other specification or information necessary for Franklin Covey to retrieve, read, revise and/or maintain such files and information.

8.2	Safeguarding Data. EDS will maintain safeguards against the destruction, loss or alteration of the Franklin Covey Data in the possession of EDS, which safeguards are consistent with those written procedures established and in use by Franklin Covey as of the Effective Date and provided to EDS. To the extent that any such procedures have not been established, EDS will maintain safeguards that are no less rigorous than those maintained by EDS for its own information of a similar nature. Franklin Covey will have the right to establish backup security for the Franklin Covey Data and to keep backup data and data files in its possession if it so chooses; provided, however, that EDS will have access to such backup data and data files as is reasonably required by EDS.

Without limiting the above:

(a)	Restricted Access. EDS Personnel shall not attempt to access, or allow access to, any data, files or programs to which they are not entitled under this Agreement. If such Access is attained, EDS shall immediately report the incident to the Franklin Covey Representative, describe in detail any accessed materials and the method of access and, upon request, provide to the Franklin Covey Representative copies of any accessed materials; and

(b)	Security System. EDS shall institute reasonable system security measures to guard against the unauthorized access, alteration or destruction of software and Franklin Covey Data. Such measures shall include the installation of software which (i) requires all users to enter a user identification code and password prior to gaining access to the system, (ii) controls and tracks the addition and deletion of users, and (iii) controls user access to areas and features of the system.

(c)	Loss of Data. If any Franklin Covey Data is lost or damaged due to EDS’ failure to perform Services as required under this Agreement, EDS shall use commercially reasonable efforts to replace or regenerate such lost or damaged Franklin Covey Data without additional charge or expense and shall not require Franklin Covey to pay for any increased resource usage from the replacement or regeneration of such lost or damaged data.

8.3	Privacy Laws. The Parties acknowledge and agree that Franklin Covey will be and remain the controller of the Franklin Covey Data for purposes of all applicable laws relating to data privacy, trans-border data flow and data protection (collectively, the “Privacy Laws”), and nothing in this Agreement will restrict or limit in any way Franklin Covey’s rights or obligations as owner and/or controller of the Franklin Covey Data for such purposes. The Parties also acknowledge and agree that EDS may have certain responsibilities prescribed by applicable Privacy Laws as a processor of the Franklin Covey Data, and EDS hereby acknowledges such responsibilities to the extent required thereby for processors of data and agrees that such responsibilities will be considered as a part of the Services to be provided by EDS under this Agreement; provided, however, that in the event that Privacy Laws to which the activities contemplated by this Agreement are subject are modified, EDS will work with Franklin Covey in an effort to continue to comply with such Privacy Laws, as so modified, but to the extent that such modifications expand the scope of the activities previously undertaken by EDS pursuant to this Section 8.3, EDS will, at Franklin Covey’s reasonable request, provide such additional activities as Additional Services.

8.4	Confidentiality.

(a)	Scope of Obligation. Except as otherwise expressly provided in this Agreement, EDS and Franklin Covey each agrees that (i) all information communicated to it by the other and identified as confidential, whether before or after the Effective Date, (ii) all information identified as confidential to which it has access in connection with the Services, whether before or after the Effective Date, and (iii) this Agreement and the Parties’ rights and obligations hereunder, will be and will be deemed to have been received in confidence and will be used only for purposes of this Agreement, and each of EDS and Franklin Covey agrees to use the same means as it uses to protect its own confidential information, but in no event less than reasonable means, to prevent the disclosure and to protect the confidentiality thereof. No such information will be disclosed by the recipient Party without the prior written consent of the other Party; provided, however, that each Party may disclose this Agreement and the other Party’s confidential information to those of the recipient Party’s attorneys, auditors, insurers (if applicable), subcontractors and full time employees who have a need to have access to such information in connection with their employment (or engagement, if applicable) by the recipient Party, so long as the recipient Party requires, in the case of its attorneys, auditors and insurers, that each of them execute a confidentiality agreement containing terms and conditions no less restrictive than those set forth in this Section 8.4 and advises, in the case of its subcontractors and employees, each such subcontractor and employee of the confidentiality obligations set forth in this Section 8.4. In any event, compliance by each of the persons referenced in the preceding sentence with the confidentiality obligations set forth in this Section 8.4 will remain the responsibility of the Party employing or engaging such persons. Notwithstanding the foregoing, EDS may disclose this Agreement and other confidential information to which it has access hereunder to professional advisers, financial institutions and other third parties in connection with any transaction entered into to provide financing related to this Agreement or the obligations of EDS hereunder, so long as each of them execute a confidentiality agreement containing terms and conditions no less restrictive than those set forth in this Section 8.4.

(b)	Exceptions. The foregoing will not prevent either Party from disclosing information that belongs to such Party or (i) is already known by the recipient Party without an obligation of confidentiality other than under this Agreement, (ii) is publicly known or becomes publicly known through no unauthorized act of the recipient Party, (iii) is rightfully received from a third party, (iv) is independently developed without use of the other Party’s confidential information or (v) is disclosed without similar restrictions to a third party by the Party owning the confidential information. If confidential information is required to be disclosed pursuant to a requirement of a governmental authority, such confidential information may be disclosed pursuant to such requirement so long as the Party required to disclose the confidential information, to the extent possible, provides the other Party with timely prior notice of such requirement and coordinates with such other Party in an effort to limit the nature and scope of such required disclosure; provided, however, that, in the event of a tax audit, (A) notice of a disclosure requirement in connection therewith will not be given, and (B) the Parties will use commercially reasonable efforts to ensure that any confidential information that is subject to a valid request for delivery of a copy of such information (including a copy of this Agreement) to the taxing authority is not subject to further disclosure by it (such as by marking such information as a trade secret). If confidential information is required to be disclosed in connection with the conduct of any mediation or arbitration proceeding carried out pursuant to Article X, such confidential information may be disclosed pursuant to and in accordance with the approval and at the direction of the mediator or arbitrator, as the case may be, conducting such proceeding. Upon written request of the disclosing Party at the expiration or termination of this Agreement for any reason, all such documented confidential information (and all copies thereof) of the disclosing Party will be returned to the disclosing Party or will be destroyed, with written certification thereof being given to the disclosing Party. The provisions of this Section 8.4 will survive the expiration or termination of this Agreement for any reason.

8.5	Audit Rights.

(a)	General. Employees of Franklin Covey and its auditors who are from time to time designated by Franklin Covey and who agree in writing to the security and confidentiality obligations and procedures reasonably required by EDS will be provided with reasonable access to any facility at which the Services are being performed to enable them to conduct audits of EDS’ performance of the Services and other matters relevant to this Agreement, including (i) verifying the accuracy of EDS’ charges to Franklin Covey and (ii) verifying that the Services are being provided in accordance with this Agreement, including any Service Levels.

(b)	Procedures. Such audits may be conducted once a year during reasonable business hours; provided, however, that the Parties may agree to more frequent audits as deemed reasonably necessary. Franklin Covey will provide EDS with prior written notice of an audit. EDS will cooperate in the audit, will make the information reasonably required to conduct the audit available on a timely basis and will assist the designated employees of Franklin Covey or its auditors as reasonably necessary. If Franklin Covey requests resources beyond those resources then assigned to the account team under this Agreement who are able to provide reasonable assistance of a routine nature in connection with such audit, such resources will be provided as Additional Services. EDS will retain records that support EDS’ performance of the Services and other matters relevant to this Agreement in accordance with EDS’ retention guidelines. Notwithstanding anything to the contrary in this Agreement, EDS will not be required to provide access to the proprietary data of EDS or other EDS customers. All information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit, is confidential and will be subject to Section 8.4.

(c)	Results. Following an audit, Franklin Covey will conduct an exit conference with EDS to discuss issues identified in the audit that pertain to EDS, and Franklin Covey will give EDS a copy of any portion of the audit report pertaining to EDS. The Parties will review each EDS audit issue and will determine (i) what, if any, actions will be taken in response to such audit issues, when and by whom and (ii) which Party will be responsible for the cost of taking the actions necessary to resolve such issues. Any such determination will be based on the following criteria: (A) who the owner of the original deficiency is; (B) who has contractual responsibility for the improvement of internal controls; and (C) who owns the standards against which the audit is done. EDS will not be responsible for the cost of an audit, except to the extent the audit expenses are incurred in connection with a specific audit limited to EDS and the an original material deficiency discovered in the audit is attributable to EDS, or otherwise agreed to in writing by the Parties. For the purposes of this Agreement a “material deficiency” is any discrepancy between charges billed and actual billable charges of greater than five percent (5%).

Article IX.    Payments

9.1	Charges for EDS Services. In consideration for the performance of the Services, Franklin Covey will pay to EDS the charges set forth in Schedule 9.1, plus any and all Collected Taxes (as defined in Section 9.4) and other amounts described in this Article IX. EDS will invoice Franklin Covey for such charges on a monthly basis in arrears, with each invoice setting forth the charges related to the previous month. EDS either will include on each such invoice, or will bill Franklin Covey separately for, the Collected Taxes for which Franklin Covey is responsible hereunder.

9.2	Out-of-Pocket Expenses. Franklin Covey will pay, or reimburse EDS for, the reasonable out-of-pocket expenses, including travel and travel-related expenses, incurred by EDS with the prior written consent of Franklin Covey, in connection with EDS’ activities requested by Franklin Covey and not within the general scope of the Services, including any purchases by EDS on behalf of Franklin Covey of additional items of property pursuant to Section 5.7. EDS will invoice Franklin Covey separately for all such out-of-pocket expenses, which invoice will be sent by EDS to Franklin Covey after EDS incurs such expenses and will contain an itemized listing of the applicable expenses.

9.3	Charges for Additional Services. In consideration for any agreement by EDS to provide new or additional Services, Franklin Covey will pay to EDS (a) the amounts mutually agreed to in writing by EDS and Franklin Covey for the new or additional Services, and (b) any and all collected Taxes and (c) the out-of-pocket expenses incurred by EDS (in accordance with Section 9.2) in connection with the performance by EDS of the new or additional Services.

9.4	Time of Payment; Disputed Amounts. Except as otherwise expressly provided in this Agreement, any amount due to EDS under this Agreement and not disputed in good faith by Franklin Covey (as provided below) will be due and payable on the 30th day following receipt by Franklin Covey of the invoice from EDS therefor. All amounts will be payable to EDS by check or by ACH (for amounts less than $1,000,000) or wire transfer (for amounts of $1,000,000 or more), in accordance with payment instructions provided by EDS from time to time, so as in each case to constitute immediately available funds by 12 noon, Plano, Texas time, on the payment date no matter what the method of payment. Any amount not paid when due will bear interest until paid at a rate of interest equal to the lesser of (a) the prime rate established from time to time by Citibank of New York plus one and one-half percent or (b) the maximum rate of interest allowed by applicable law. If any portion of an amount due to EDS under this Agreement is subject to a bona fide dispute between the Parties, Franklin Covey will pay to EDS on the date such amount is due all amounts not disputed in good faith by Franklin Covey. Within 15 days of Franklin Covey’s receipt of the invoice on which a disputed amount appears, Franklin Covey will notify EDS in writing of the specific items in dispute, will describe in detail Franklin Covey’s reason for disputing each such item and will deposit such disputed amount into an escrow account established in the manner set forth in Section 10.5. Within 10 days of EDS’ receipt of such notice, the Parties will negotiate in good faith pursuant to the provisions of Article X to reach settlement on any items that are the subject of such dispute. If Franklin Covey does not notify EDS of any items in dispute within such 15-day period of time, Franklin Covey will be deemed to have approved and accepted such invoice.

9.5	Taxes.

(a)	General. Unless Franklin Covey provides EDS with a valid and applicable exemption certificate, there will be added to any charges under this Agreement, or there will be separate billing for, and Franklin Covey will bear the cost of and will pay to EDS, or reimburse EDS for, any and all Collected Taxes arising from or imposed on this Agreement, the transactions arising hereunder, the charges payable hereunder, the Services or the provision, license or sale thereof or the Software, equipment, materials, property (tangible or intangible) or other resources provided hereunder or used in connection herewith; provided, however, that Franklin Covey’s obligations hereunder with respect to Collected Taxes will not apply to any income taxes that are based on or measured by EDS’ net income. The Parties acknowledge and agree that EDS shall accurately and correctly invoice or bill Franklin Covey for the Services by separating the taxable and non-taxable Services in accordance with the SOW, applicable federal and state law, and as described on the Taxing Matrix attached hereto as Schedule 9.5(a). For purposes of this Agreement, the term “Collected Taxes” means any present or future taxes, assessments, duties, permits, tariffs, fees and other charges of any kind, however designated, assessed, charged or levied now or hereafter, including without limitation sales, use, state, local, provincial, property, gross receipts, excise, transaction, goods and services, value-added or similar taxes, other taxes or amounts in whatever nature or in lieu thereof, and all fines, penalties, interest, additions to taxes (penalty in nature) or similar liabilities imposed in connection therewith. Subject to Section 12.1(f), Franklin Covey will indemnify and defend EDS from any and all Collected Taxes, including without limitation any additions to tax, penalties, interest, fines, fees, reasonable attorneys’ and accountants’ fees and other expenses arising out of, under or in connection with any claim (i) that any Collected Taxes are not paid at the time or in the manner required by applicable law or (ii) for any other breach by Franklin Covey of this Section 9.5. Notwithstanding the foregoing, to the extent that EDS negligently, intentionally, or otherwise incorrectly invoices or bills Franklin Covey for Collected Taxes (for any reason other than Franklin Covey’s explicit direction to use such an invoice or billing method) EDS will indemnify and defend Franklin Covey from any and all penalties, fines, fees, reasonable attorney’s and accountant’s fees or expenses arising from said incorrect billing or invoicing.

(b)	Reports and Returns. All reports and returns required to be filed with regard to Collected Taxes will be prepared and timely filed by the Party required by the applicable taxing authority to file such reports and returns. If EDS takes a position on any form, in any return, on audit or otherwise on behalf of Franklin Covey, or at Franklin Covey’s request, Franklin Covey will bear the cost of and pay EDS, or reimburse EDS for the payment of, any and all expenses and liabilities, including without limitation Collected Taxes, costs, reasonable attorneys’ and accountants’ fees and other expenses or disbursements arising out of, attributable to or in connection with any audit or contest of such Collected Taxes, or any claim or assessment claimed by any taxing authority.

(c)	Minimization of Taxes. The Parties will reasonably cooperate in the minimization of taxes to the extent legally permissible. The Parties agree that, for state and local sales and use tax purposes, the amounts payable under this Agreement will be audited, where permissible, by the applicable taxing authority as part of EDS’ state and local sales and use tax audits, but Franklin Covey will pay, or reimburse EDS for, any and all Collected Taxes assessed under the audits.

(d)	Tax Audits. If any claim is made or liability asserted by notice to or commencement of proceedings against EDS (or any of its affiliates) for any Collected Taxes as to which Franklin Covey has a payment obligation pursuant to this Section 9.5, EDS will notify Franklin Covey of such claim or liability in writing and will furnish Franklin Covey with copies of the claim or notice of liability and all other applicable writings received from the applicable taxing authority; provided, however, that EDS’ failure to so notify or furnish such copies to Franklin Covey will not operate to relieve Franklin Covey of its obligation to indemnify EDS under this Agreement. Within 15 days of Franklin Covey’s receipt of notice from EDS of such claim or liability, but not later than three business days before the date required to timely file any documents with the applicable taxing authority, Franklin Covey may request that EDS contest such claim or liability. If (i) requested by Franklin Covey, (ii) a good faith, reasonable basis (as defined in Section 6662(d)(2)(B)(ii)(II) of the Internal Revenue Code of 1986, as amended) exists for such contest and (iii) EDS determines that such contest will not result in any adverse impact to EDS (or any of its affiliates), EDS will, in good faith and at Franklin Covey’s sole cost and expense (including reimbursement by Franklin Covey to EDS of all reasonable costs and expenses incurred, including reasonable attorneys’ and accountants’ fees), contest the claim or liability; provided, however, that EDS will determine, in its sole discretion, the nature of all actions to be taken to contest such claim or liability, including (A) whether any action to contest such claim or liability will be initially by way of judicial or administrative proceedings, or both, (B) whether any such claim or liability will be contested by resisting payment therefor by paying the same and seeking a refund thereof and (C) if EDS undertakes judicial action with respect to such claim or liability, the court or other judicial body before which such action will be commenced. EDS will have full control over any contest pursuant to this Section 9.5(d); provided, however, that Franklin Covey will have the right to participate in any such proceedings or hearings, including the right, to the extent permitted by law and only for discussions relating to claims or liabilities which EDS is contesting thereunder, to attend governmental or judicial conferences concerning such claims or liabilities; and provided further and subject to the other provisions of this Section 9.5(d), EDS will not discriminate against any such claim or liability as compared with other proposed claims involving potential tax liability of EDS and will not, without Franklin Covey’s consent, settle any such claim or liability for which Franklin Covey would be required to indemnify EDS hereunder. EDS will advise Franklin Covey of all relevant action taken or proposed to be taken by the applicable taxing authority and of all relevant action proposed to be taken by EDS and will permit Franklin Covey, upon Franklin Covey’s request, reasonable opportunities to review the content of documentation, petitions, protests, memoranda of fact and law, briefs and stipulations of fact, each relating exclusively to a claim or liability for which Franklin Covey would be required to indemnify EDS hereunder; provided, however, that EDS’ failure to so advise Franklin Covey or to so permit Franklin Covey to review such documentation as provided above will not operate to relieve Franklin Covey of any obligation to indemnify EDS hereunder. Notwithstanding the foregoing, at any time, whether before or after commencing any contest or action under this Section 9.5(d), EDS, in its sole discretion, may decline to pursue such contest or action with respect to all or any portion of a claim or liability, or EDS may pursue such contest or action without notifying Franklin Covey in compliance with this Section 9.5(d); provided, however, that in such instance, Franklin Covey will be relieved of its obligation to indemnify EDS with respect to the claim or liability or such portion thereof, as the case may be. The provisions of this Section 9.5 will survive the expiration or termination of this Agreement for any reason.

9.5	Shared Cost Savings. In the event either party proposes a change to the way Services are provided hereunder or requests new services and such change or new services results in a readily quantifiable out-of-pocket savings in cost to either EDS or Franklin Covey, the Parties agree that upon the realization of any such savings, such savings shall be allocated between the Parties as follows:

(a)	Franklin Covey Costs. If Franklin Covey proposes the change and pays for the entire cost of such change or new services, all savings associated therewith shall be allocated to Franklin Covey. If EDS proposes the change and Franklin Covey pays for the entire cost of such change or new services, then EDS shall be allocated 25% of the savings associates therewith.

(b)	Shared Costs. If the cost of such change or new services is shared by Franklin Covey and EDS, the savings associated therewith shall be allocated between the Parties in accordance with the percentages mutually agreed upon by the Parties at the time such change or new services were agreed upon by the Parties.

9.6	Cost and Quality Benchmarking.

(a)	Benchmarking. At Franklin Covey’s request, the Parties will from time to time during the Term measure the quality and cost-effectiveness of the Services through the use of independent third party benchmarking services (each, a “Benchmark”). Comparisons will be to determine whether, in the aggregate, the Services being delivered are comparable to similarly bundled price and service offerings of other best-in-class information technology service providers, taking into account financial and operational risks, volume, term and any minimum commitments. The party used to perform the benchmarking services (the “Benchmarker”) will be reasonably acceptable to both Parties, and will exclude any entity that is a competitor of either party, or that would be conflicted by its status as a corporate auditor of either Party. Agreement upon a Benchmarker shall be contingent upon such Benchmarker’s agreement to such non-disclosure obligations as may be reasonably required by either Party. The fees and services charged by the Benchmarker shall be borne by Franklin Covey. EDS shall fully cooperate with such efforts, investigate unfavorable variances, and take corrective action as necessary.

(b)	Benchmarking Schedule. At Franklin Covey’s s request, the initial Benchmark will be performed prior to the second anniversary of the Effective Date. Thereafter, Benchmarks will be performed on a mutually agreed upon schedule, but in no event more than every two years.

(c)	Corrective Action for Quality. If the Benchmark shows that any individual Service quality is not in the upper quartile of the group used in the Benchmark, EDS shall take such corrective action as necessary to promptly bring the particular Service into the upper quartile within 30 days from receipt of the Benchmark or such other time period as may otherwise be mutually agreed upon by the Parties. If as a result of technological changes, the cost of EDS performing Services within the upper quartile of the Benchmark would exceed the then current costs of providing such services by more than ten percent (10%), then the costs of such corrective action shall be the subject of good faith negotiations between the Parties.

(d)	Corrective Action for Charges. If the Benchmark shows that the aggregate charges paid by Franklin Covey to EDS for the Services are not in the third or lower quartile of the group used in the Benchmark (i.e., lower in cost than 50% of the companies in the group), EDS shall downwardly adjust the charges herein in order to bring the aggregate charges into the third quartile. In the event EDS fails to take such corrective action (which failure shall not constitute a breach of this Agreement), an Executive Vice President of Franklin Covey Co. (or equivalent) and a Client Executive of EDS (or equivalent) (the “Executives”) shall meet and attempt in good faith, to resolve any dispute between the Parties relative to this Section 9.6(d). If the Executives are unable to resolve the dispute, then Franklin Covey may terminate this Agreement pursuant to Section 11.4.

Article X.    Dispute Escalation, Mediation and Arbitration

10.1	Dispute Escalation. In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement) (a “Dispute”), then upon the written request of either Party, each of the Parties will appoint a designated senior business executive (other than the EDS Account Executive or the Franklin Covey Representative) whose task it will be to meet for the purpose of endeavoring to resolve the Dispute. The designated executives will meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. Such executives will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the designated executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party. No formal proceedings for the resolution of the Dispute under Section 10.2 or 10.3 may be commenced until the earlier to occur of (a) a good faith mutual conclusion by the designated executives that amicable resolution through continued negotiation of the matter in issue does not appear likely or (b) the 30th day after the initial request to negotiate the Dispute.

10.2	Mediation. Any Dispute that the Parties are unable to resolve through informal discussions or negotiations pursuant to Section 10.1 will be submitted to non-binding mediation, which will be held in Plano, Texas if initiated by Franklin Covey and in Salt Lake City, Utah if initiated by EDS. The Parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association office located in the city in which the proceeding will take place, determined as set forth above (the “AAA”). If the Parties are unable to agree on the mediator, the AAA will select the mediator. Each Party will bear its own costs and expenses with respect to the mediation, including one-half of the fees and expenses of the mediator.

10.3	Arbitration. Any Dispute that the Parties are unable to resolve through mediation pursuant to Section 10.2 will be submitted to arbitration in accordance with the following procedures:

(a)	Demand for Arbitration; Location. Either Party may demand arbitration by giving the other Party written notice to such effect, which notice will describe, in reasonable detail, the facts and legal grounds forming the basis for the filing Party’s request for relief and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by that Party. The arbitration will be held before one neutral arbitrator in Plano, Texas if the proceedings are initiated by Franklin Covey and in Salt Lake City, Utah if the proceedings are initiated by EDS.

(b)	Identification of Arbitrator. Within 30 days after the other Party’s receipt of such demand, the Parties will mutually determine who the arbitrator will be. If the Parties are unable to agree on the arbitrator within that time period, the AAA will select the arbitrator. In any event, the arbitrator will have a background in, and knowledge of, the information technology services industry and will be an appropriate person based on the nature of the Dispute. If a person with such industry experience is not available, the arbitrator will be chosen from the large and complex case panel or, if an appropriate person is not available from such panel, the retired federal judges pool.

(c)	Conduct of Arbitration. The Commercial Arbitration Rules of the AAA will govern the arbitration, except as expressly provided in this Section 10.3. However, the arbitration will be administered by any organization mutually agreed to in writing by the Parties. If the Parties are unable to agree on the organization to administer the arbitration, it will be administered by the AAA under its procedures for large and complex cases.

(d)	Scope of Discovery. Discovery will be limited to the request for and production of documents, depositions and interrogatories. Interrogatories will be allowed only as follows: a Party may request the other Party to identify by name, last known address and telephone number (i) all persons having knowledge of facts relevant to the Dispute and a brief description of that person’s knowledge, (ii) any experts who may be called as an expert witness, the subject matter about which the expert is expected to testify, the mental impressions and opinions held by the expert and the facts known by the expert (regardless of when the factual information was acquired) which relate to or form the basis for the mental impressions and opinions held by the expert and (iii) any experts who have been used for consultation, but who are not expected to be called as an expert witness, if such consulting expert’s opinions or impressions have been reviewed by an expert witness. All discovery will be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the Parties cannot agree will be submitted to the arbitrator for determination.

(e)	Authority of Arbitrator. The arbitrator will determine the rights and obligations of the Parties according to the laws of the State of Utah. The arbitrator will not have authority to award damages in excess of the amount or other than the types allowed by Section 12.2 and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(f)	Joinder of Parties. Each of EDS and Franklin Covey agree that it will use commercially reasonable efforts to join (and will allow the other Party to join) any third party that the Parties have agreed is indispensable to the arbitration. If any such third party does not agree to be joined, the arbitration will proceed nonetheless.

(g)	Award. The decision of, and award rendered by, the arbitrator will be final and binding on the Parties. Upon the request of a Party, the arbitrator’s award will include written findings of fact and conclusions of law. Judgment on the award may be entered in and enforced by any court of competent jurisdiction. Each Party will bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

10.4	Exclusive Remedy. Other than those matters involving injunctive or other extraordinary relief or any action necessary to enforce the award of the arbitrator, the Parties agree that the provisions of this Article X are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the provision of the Services by EDS. Nothing in this Article X prevents the Parties from exercising their rights to terminate this Agreement in accordance with Article XI.

10.5	Continued Performance; Escrow Account. Unless (a) EDS has commenced a proceeding or has presented a claim pursuant to this Article X for nonpayment by Franklin Covey of amounts due under this Agreement, and Franklin Covey does not promptly pay all amounts in dispute into an escrow account as required below and does not otherwise continue to make payment to EDS in accordance with this Agreement of all amounts not required to be so escrowed, or (b) this Agreement has been terminated in accordance with Article XI, EDS will continue to provide the Services during any dispute resolution proceedings (whether informal or formal) commenced pursuant to this Article X and Franklin Covey will continue to perform its obligations (including the making of payments) in accordance with this Agreement. Up to the lesser of (i) the maximum amount in dispute and (ii) the extent of EDS’ liability under Section 12.2(a) as of the date of escrow (the “Escrow Cap”), any disputed payment will be paid pending resolution of the Dispute into an escrow account that is structured by agreement of the Parties or, if agreement cannot be reached, as directed by the mediator or arbitrator, as the case may be, engaged in accordance with this Article X. Any such escrow account will provide for the payment of interest on the amounts deposited therein, and the Parties (if the Dispute is resolved informally) or the mediator or arbitrator, as the case may be (if the Dispute is resolved formally), will make the determination regarding distribution of such deposited amounts plus interest. In addition to the escrow, Franklin Covey will continue to make payment to EDS of all amounts not in dispute (and all amounts in dispute that are in excess of the Escrow Cap) in accordance with this Agreement. If Franklin Covey fails to escrow disputed payments up to the Escrow Cap or to otherwise continue to make payment to EDS in accordance with this Agreement of all amounts not required to be so escrowed, EDS may apply to any court of competent jurisdiction to seek injunctive relief for such failure and will have the right to terminate this Agreement in accordance with Section 11.2. Likewise, if EDS fails to provide Services in accordance with this Section 10.5, Franklin Covey may apply to any court of competent jurisdiction to seek injunctive relief for such failure.

Article XI.    Termination

11.1	Dispute Escalation. If either Party materially defaults in the performance of any of its duties or obligations under this Agreement (except for a default in payments to EDS hereunder, which will be governed by Section 11.2), which default is not substantially cured within 60 days after written notice is given to the defaulting Party specifying such default or, with respect to those defaults that cannot reasonably be cured within 60 days, should the defaulting Party fail to proceed within 60 days to commence curing the default and thereafter to proceed with reasonable diligence to substantially cure the default, the Party not in default may, by giving written notice thereof to the defaulting Party, terminate this Agreement as of the date of receipt by the defaulting Party of such notice or as of a future date specified in such notice of termination. In the event of a termination for cause, the sole rights and obligations of the respective Parties shall be those set forth in Section 11.7.

11.2	Termination for Nonpayment. If Franklin Covey defaults in the payment when due of any amount due to EDS pursuant to this Agreement and does not cure such default within 30 days after being given written notice of such default or otherwise does not comply with Section 10.5, EDS may, by giving written notice thereof to Franklin Covey, terminate this Agreement as of the date of receipt by Franklin Covey of such notice or as of a future date specified in such notice of termination.

11.3	Termination for Bankruptcy and Related Events. Subject to Title 11, United States Code, if either Party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other Party may, by giving written notice thereof to such Party, terminate this Agreement as of a date specified in such notice of termination.

11.4	Termination for Convenience. Subject to the other provisions of this Agreement, Franklin Covey may terminate this Agreement at any time upon at least 6 months prior written notice to EDS; provided however, that if Franklin Covey terminates this Agreement pursuant to this Section 11.4, Franklin Covey shall pay EDS, as EDS ‘s sole remedy for termination, upon giving such notice the applicable termination fees set forth on Schedule 11.4 Section (A) The foregoing notwithstanding, (i) in the event Franklin Covey terminates this Agreement for convenience due to EDS’s failure to take the corrective action required by Section 9.6(d) within the time period set forth therein, then the termination fees shall be those set forth in Schedule 11.4 Section (B); and (ii) in the event that Franklin Covey terminates this Agreement for convenience within 12 months of a change of control (other than through one or more public offerings of Franklin Covey securities) where such control is acquired, directly or indirectly, in a single transaction or series of related transactions at any time during the Term (except that such change of control shall be measured during any 6 month period only in respect of any period when Franklin Covey shall be publicly owned), or all or substantially all of the assets of Franklin Covey are acquired by one or more persons, or Franklin Covey is merged or consolidated with or into any other person to form a new entity, then the termination fees shall be those set forth in Schedule 11.4 Section (C).

11.5	Effect of Expiration or Termination.

(a)	Wind-Down. Upon expiration or termination of this Agreement for any reason, EDS will cease to perform the Services, and Franklin Covey will pay to EDS all amounts due to EDS for all Services provided and expenses incurred (including those expenses that, instead of being concurrently billed, have been included in future payments to be made by Franklin Covey) through the effective date of such expiration or termination.

(b)	Transition. In connection with the expiration of this Agreement on the Expiration Date or with the termination of this Agreement by Franklin Covey pursuant to this Article XI, EDS will comply with Franklin Covey’s reasonable directions to cause the orderly transition and migration from EDS to Franklin Covey (or a third party services provider undertaking, on behalf of Franklin Covey, to provide the Services (the “Third Party Provider”)) of all Services then being performed by EDS (the “Termination Transition”). The Termination Transition will be provided for a reasonable period of time which in no event will exceed 12 months. Franklin Covey will cooperate in good faith with EDS in connection with EDS’ obligations under this Section 11.5(b) and will perform its obligations under the Transition Plan. If the Termination Transition extends beyond the Expiration Date or effective date of termination of this Agreement by Franklin Covey, the provisions of this Agreement will remain in effect for the duration of the Termination Transition and will apply to all transition assistance services provided by EDS during such period (subject to the last two sentences of Section 11.5(d). EDS will perform the following obligations (and such other obligations as may be contained in the Transition Plan) at Franklin Covey’s expense, unless otherwise stated below or in Schedule 11.5. Franklin Covey acknowledges and agrees that, as indicated above in this Section 11.5(b), EDS will have no obligation to provide any form of Termination Transition if EDS terminates this Agreement pursuant to this Article XI.

(i)	Transition Plan. EDS and Franklin Covey will work together to develop a transition plan (the “Transition Plan”) setting forth the respective tasks to be accomplished by each Party in connection with the Termination Transition and a schedule pursuant to which such tasks are to be completed.

(ii)	Specifications. EDS will, upon Franklin Covey’s request, provide Franklin Covey with reasonably detailed specifications for the hardware and software needed by Franklin Covey (or the Third Party Provider) to properly provide the Services then being performed by EDS.

(iii)	Acquisition of Equipment. Franklin Covey will have the option to purchase from EDS at its fair market value any equipment owned by EDS and to assume the leases (provided such leases are assumable) for any equipment leased by EDS, in each case only to the extent that such equipment is dedicated solely to providing the Services to Franklin Covey as of the Expiration Date or the effective date of termination, whichever is applicable. Such equipment will be provided on an “AS IS, WHERE IS” basis.

(iv)	Licensed Programs. The parties will execute a mutually acceptable license agreement, and EDS will deliver a copy of the Licensed Programs and existing documentation to Franklin Covey and will install such copy on the equipment of Franklin Covey (or the Third Party Provider).

(v)	Vendor Software. EDS will reasonably assist Franklin Covey in Franklin Covey’s acquisition of any necessary rights to access any EDS-Vendor Software and existing documentation then being used by EDS in performing the Services.

(vi)	Training. EDS will provide appropriate training for the employees of Franklin Covey (or the Third Party Provider) who will be assuming responsibility following the Termination Transition for operation of the software then being used by EDS in performing the Services.

(vii)	Hiring of Employees. Notwithstanding Section 2.4, Franklin Covey may offer employment to any Account Team member who is then assigned to the Franklin Covey account and is not providing Services from a leveraged support center..

(c)	Disclosure of Information. Notwithstanding anything to the contrary in this Agreement, EDS will not be required to disclose any of its proprietary information, whether in the nature of a trade secret, software or otherwise, to the Third Party Provider except to the extent that Franklin Covey is entitled to such information under this Agreement. Prior to providing any termination assistance to the Third Party Provider, Franklin Covey will cause the Third Party Provider to provide EDS with written assurances, in form and substance reasonably satisfactory to EDS, that the Third Party Provider (i) will maintain at all times the confidentiality of any EDS proprietary information disclosed or provided to, or learned by, the Third Party Provider in connection therewith and (ii) will use such information exclusively for the purposes for which Franklin Covey is authorized to use such information pursuant to this Agreement.

(d)	Charges. For so long as this Agreement remains in effect and during the Termination Transition but subject to the last two sentences of this Section 11.5(d), Franklin Covey will pay to EDS the charges set forth in this Agreement. If the Termination Transition provided by EDS under this Section 11.5 requires personnel or other resources in excess of those resources then being provided by EDS under this Agreement, Franklin Covey will pay EDS for such additional resources at the applicable resource rates set forth in Schedule 9.1 on such periodic basis as the Parties agree in writing. Notwithstanding anything to the contrary in this Agreement, all charges to be paid by Franklin Covey to EDS during the Termination Transition (including those set forth in Schedules 9.1 and 11.4) will be paid on a monthly basis in advance.

(e)	Franklin Covey’s Right to Extend the Termination Date. Except in the case of a valid termination for cause by EDS under Section 11.2 (unless Franklin Covey has paid EDS all amounts then due and payable in respect of the Services and has agreed to pay in advance for the future Services to be provided), Franklin Covey may elect, upon 90 days’ prior written notice to EDS, to extend the Termination Date one or more times, in its sole and absolute discretion, provided that the total of all such extensions shall not exceed 12 months following the original Termination Date without EDS ‘s prior written consent.

Article XII.    Indemnities and Liability

12.1	Indemnities.

(a)	Claims Relating to Space, Taxes and Employees. Subject to Sections 12.1(f) and 12.2, EDS and Franklin Covey each agrees to indemnify and defend the other Party from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses (collectively, “Losses”), arising out of, under or in connection with (i) any claim for rent or utilities at any location where the indemnitor is financially responsible under this Agreement for such rent or utilities, (ii) any claim for wages, benefits, third party fees, taxes, assessments, duties, permits or other charges of any nature for which the indemnitor is financially responsible under this Agreement, as well as penalties, interest, fees or other expenses incurred by the indemnitor as a result of such charges not being paid at the time or in the manner required by applicable law, (iii) an act or omission, or misrepresentation of fact or information upon which the indemnitee reasonably relied, which resulted in any erroneous payment from, or any defect in the administration or operation of, any employee benefit plan or employee benefit program maintained by the indemnitee, or which resulted in any fine, penalty or correction imposed, assessed or required by a governmental agency or which is reasonably required by the indemnitee to avoid a fine, penalty or corrective action or (iv) an act or omission of the indemnitor in its capacity as an employer of an Employee Offeree or a Transitioned Employee and arising out of or relating to (A) federal, state or other laws or regulations for the protection of persons who are members of a protected class or category of persons, (B) sexual discrimination or harassment, (C) accrued employee benefits not expressly assumed by the indemnitee and (D) any other aspect of the employment relationship or its termination (including claims for breach of an express or implied contract of employment) and which, with respect to each of clauses (A) through (D), arose when the person asserting the claim, demand, charge, actions, cause of action or other proceeding was or purported to be an employee of the indemnitor. Franklin Covey acknowledges and agrees that its employee indemnity obligation set forth above includes Losses for severance benefits and any and all claims arising prior to and after the date on which any Transitioned Employee accepts an EDS offer of employment.

(b)	Claims Relating to Personal Injury and Property Damage.

(i)	General. EDS and Franklin Covey each will be responsible for Losses to their respective tangible personal or real property (whether owned or leased), and each Party agrees to look only to its own insuring arrangements (if any) with respect to such Losses. EDS and Franklin Covey each will be responsible for Losses for the death of or personal injury to any person (including any employee of either Party) and Losses for damages to any third party’s tangible personal or real property (whether owned or leased), in accordance with the law of the jurisdiction in which such Loss is alleged to have occurred. Subject to Sections 12.1(f) and 12.2, each Party will indemnify and defend the other Party from any and all Losses arising out of, under or in connection with claims for which the indemnitor is responsible under the preceding sentence.

(ii)	Waiver of Subrogation. EDS and Franklin Covey waive all rights to recover against each other for any Loss to their respective tangible personal property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions. EDS and Franklin Covey will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each Party. Each Party will give the other written notice if a waiver of subrogation is unobtainable or obtainable only at additional expense. If the Party receiving such notice agrees to reimburse the other Party for such additional expense, the other Party will obtain such waiver of subrogation. If a waiver is unobtainable or if a Party elects not to pay the additional expense of a waiver, then neither Party nor their insurers will waive such subrogation rights.

(c)	Infringement Claims.

(i)	General. Subject to Sections 12.1(f) and 12.2 and the limitations set forth below in this Section 12.1(c), EDS and Franklin Covey each agrees to defend the other Party against any third party action to the extent that such action is based upon a claim that the software (other than third party software) or confidential information provided by the indemnitor, or any part thereof, (i) infringes a copyright perfected under United States statute, (ii) infringes a patent granted under United States law or (iii) constitutes an unlawful disclosure, use or misappropriation of another party’s trade secret. The indemnitor will bear the expense of such defense and pay any Losses that are attributable to such claim finally awarded by a court of competent jurisdiction.

(ii)	Exclusions. Neither EDS nor Franklin Covey will be liable to the other for claims of indirect or contributory infringement. The indemnitor will have no liability to the indemnitee hereunder if (A) the claim of infringement is based upon the use of software provided by the indemnitor hereunder in connection or in combination with equipment, devices or software not supplied by the indemnitor or used in a manner for which the software was not designed, (B) the indemnitee modifies any software provided by the indemnitor hereunder and such infringement would not have occurred but for such modification, or uses the software in the practice of a patented process and there would be no infringement in the absence of such practice, or (C) the claim of infringement arises out of the indemnitor’s compliance with specifications provided by the indemnitee and such infringement would not have occurred but for such compliance.

(iii)	Additional Remedy. If software or confidential information becomes the subject of a claim under this Section 12.1(c), or in the indemnitor’s opinion is likely to become the subject of such a claim, then, in addition to defending the claim and paying any damages and attorneys’ fees as required above in this Section 12.1(c), the indemnitor may, at its option and in its sole discretion, (A) replace or modify the software or confidential information to make it noninfringing or cure any claimed misuse of another’s trade secret or (B) procure for the indemnitee the right to continue using the software or confidential information pursuant to this Agreement. Any costs associated with implementing either of the above alternatives will be borne by the indemnitor but will be subject to Section 12.2. If neither alternative is pursued by, or (if pursued) available to, the indemnitor, (x) the indemnitee will return such software or confidential information to the indemnitor and (y) if requested by the indemnitee in good faith, the Parties will negotiate, pursuant to Article X but subject to Section 12.2, to reach a written agreement on what, if any, monetary damages (in addition to the indemnitor’s obligation to defend the claim and pay any damages and attorneys’ fees as required above in this Section 12.1(c)) are reasonably owed by the indemnitor to the indemnitee as a result of the indemnitee no longer having use of such software or confidential information. The payment of any such monetary damages will be the indemnitee’s sole and exclusive remedy for the inability of the indemnitor to implement either of the above alternatives.

(d)	Claims Relating to Internet Usage.

(i)	Franklin Covey warrants that the publication of any material delivered by or through it hereunder will not violate the copyright laws of the United States or any other jurisdiction, unlawfully infringe or interfere in any way with the literary property or rights of another or contain libelous or indecent matter. Subject to Sections 12.1(f) and 12.2, Franklin Covey will indemnify and defend EDS from any and all Losses, including those associated with claims for indirect or contributory infringement, arising out of, under or in connection with any claims relating to (i) content, whether of an editorial, advertising or other nature, (ii) the provision, use, alteration or distribution thereof, the accessibility thereto or the exchange of information over the Internet in connection therewith, including copyright infringement, libel, indecency, false light, misrepresentation, invasion of privacy or image or personality rights, (iii) statements or other materials made or made available by readers of the content or by persons to whom the content is linked at the request of Franklin Covey or (iv) the conduct of Franklin Covey’s business using the Internet.

(ii)	EDS warrants that, except as to materials covered by the terms of Section 12.1(d)(1) above, the publication of any material by EDS in performing Services hereunder will not violate the copyright laws of the United States or any other jurisdiction, unlawfully infringe or interfere in any way with the literary property or rights of another or contain libelous or indecent matter. Subject to Sections 12.1(f) and 12.2, EDS will indemnify and defend Franklin Covey from any and all Losses, including those associated with claims for indirect or contributory infringement, arising out of, under or in connection with any claims relating to (i) content, whether of an editorial, advertising or other nature, (ii) the provision, use, alteration or distribution thereof, the accessibility thereto or the exchange of information over the Internet in connection therewith, including copyright infringement, libel, indecency, false light, misrepresentation, invasion of privacy or image or personality rights, (iii) statements or other materials made or made available by readers of the content or by persons to whom the content is linked at the request of EDS or (iv) the conduct of EDS’ business using the Internet.

(e)	Third Party Indemnification of EDS. Without limiting EDS’ liability to Franklin Covey under this Agreement, each of the Parties acknowledges that by entering into and performing its obligations under this Agreement EDS will not assume and should not be exposed to the business and operational risks associated with Franklin Covey’s business, and Franklin Covey therefore agrees, subject to Sections 12.1(f) and 12.2, to indemnify and defend EDS from any and all third party Losses arising out of the conduct of Franklin Covey’s business, including the use by Franklin Covey of the Services.

(f)	Procedures. The indemnification obligations set forth in this Section 12.1 will not apply unless the Party claiming indemnification:

(i)	Notice. Notifies the other promptly in writing of any matters in respect of which the indemnity may apply and of which the notifying Party has knowledge in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, however, that the failure to so notify will only relieve the indemnitor of its obligations under this Section 12.1 if and to the extent that the indemnitor is prejudiced thereby; and

(ii)	Control of Defense. Gives the other Party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; provided, however, that the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee’s cost and expense. However, if the indemnitor fails to promptly assume the defense of the claim, the Party entitled to indemnification may assume the defense at the indemnitor’s cost and expense.

The indemnitor will not be responsible for any settlement or compromise made without its consent, unless the indemnitee has tendered notice and the indemnitor has then refused to assume and defend the claim and it is later determined that the indemnitor was liable to assume and defend the claim. The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

12.2	Liability.

(a)	General Limitation. The liability of each Party to the other for all damages arising out of or related to this Agreement, regardless of the form of action that imposes liability, whether in contract, equity, negligence, intended conduct, tort or otherwise, will be limited to and will not exceed, in the aggregate for all claims, actions and causes of action of every kind and nature, the sum of $10,000,000.00.

(b)	Limitation on Other Damages. In no event will the measure of damages payable by either Party include, nor will either Party be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any party, including third parties, even if such Party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

(c)	Exceptions to Limitations. The limitations set forth in Sections 12.2(a) and 12.2(b) will not apply to (i) the liability of either Party to the extent such liability results from (A) that Party’s acts of intentional tortious conduct or gross negligence in the performance or nonperformance of its obligations under this Agreement or (B) that Party’s nonperformance of its payment obligations to the other expressly set forth in this Agreement (including, with respect to Franklin Covey, Franklin Covey’s obligation to make payments to EDS during the original term of this Agreement as required hereby, whether in the form of charges for Services performed hereunder or for payment or reimbursement of taxes, out-of-pocket expenses or pass-through expenses, and EDS’ lost profits on such payments) or (ii) the liability of Franklin Covey under Article IX.

(d)	Duty to Mitigate. Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of such damages.

(e)	Contractual Statute of Limitations. No claim and demand for mediation or arbitration or cause of action which arose out of an event or events which occurred more than two years prior to the filing of a demand for mediation or arbitration or suit alleging a claim or cause of action may be asserted by either Party against the other.

(f)	Acknowledgment. The Parties expressly acknowledge that the limitations and exclusions set forth in this Section 12.2 have been the subject of active and complete negotiation between the Parties and represent the Parties’ agreement taking into account each Party’s level of risk associated with the performance or nonperformance of its obligations under this Agreement and the payments and other benefits to be derived by each Party pursuant to this Agreement. The provisions of this Section 12.2 will survive the expiration or termination of this Agreement for any reason.

Article XIII.    Miscellaneous

13.1	Right to Engage in Other Activities. Subject to Section 2.7 of this Agreement, Franklin Covey acknowledges and agrees that EDS may provide information technology services for third parties at any EDS facility that EDS may utilize from time to time for performing the Services. Subject to the restrictions on the use of data and the disclosure of confidential information set forth in Article VIII, nothing in this Agreement will impair EDS’ right to acquire, license, market, distribute, develop for itself or others or have others develop for EDS similar technology performing the same or similar functions as the technology and Services contemplated by this Agreement.

13.2	Independent Contractors. The Parties are independent contractors, and this Agreement will not be construed as constituting either Party as partner, joint venturer or fiduciary of the other, as creating any other form of legal association that would impose liability on one Party for the act or failure to act of the other or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other. Except as otherwise expressly provided in this Agreement, each Party has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by it pursuant to this Agreement.

13.3	Entire Agreement; Survival. This Agreement (including the Schedules attached hereto, each of which is incorporated into this Agreement by this reference) constitutes the full and complete statement of the agreement of the Parties with respect to the subject matter hereof and supersedes any previous or contemporaneous agreements, understandings or communications, whether written or oral, relating to such subject matter. The expiration or termination of this Agreement for any reason will not release either Party from any liabilities or obligations set forth herein which (a) the Parties have expressly agreed will survive any such expiration or termination or (b) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination.

13.4	Amendments; Waiver. Changes or modifications to this Agreement may not be made orally or through a course of dealing, but only by a written amendment or revision signed by the Parties. Any terms and conditions varying from this Agreement on any order, invoice or other notification from either Party are not binding on the other unless specifically accepted by the other. Unless otherwise expressly provided in this Agreement, neither a delay nor omission by either Party to exercise, nor a course of dealing with respect to any right or power under this Agreement will be construed to be a waiver thereof. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof.

13.5	Binding Nature; Assignment. This Agreement will be binding on the Parties and their successors and permitted assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer upon any party other than EDS and Franklin Covey any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). Except as otherwise expressly provided in Article II and except as noted below, neither Party may, nor will it have the power to, assign this Agreement, or any part hereof, without the consent of the other. EDS may assign its rights to Franklin Covey’s payments hereunder, including any termination amount payable pursuant to Article XI, to a financial institution or other third party in connection with any transaction entered into to provide financing related to this Agreement or the obligations of EDS hereunder, and any such assignee may further assign its rights hereunder in connection with such financing. The Parties acknowledge that either of them may become a party to one or more transactions in the form of a merger (including a reincorporation merger), consolidation, reorganization, stock sale or exchange, sale of all or substantially all of such Party’s assets or some similar or related transaction, with the result being that the affected Party is the surviving entity and by operation of law the surviving entity assumes the rights and obligations under this Agreement or, if the affected Party is not the surviving entity, the surviving entity continues to conduct the business conducted by the affected Party prior to consummation of the transaction, including the assumption of the rights and obligations under this Agreement. No such transaction involving either Party will be deemed to be an assignment of this Agreement requiring the consent of the other, unless (a) in the case of EDS being involved in such a transaction, the transaction materially and adversely affects EDS’ ability to continue to perform the Services in accordance with this Agreement or (b) in the case of Franklin Covey being involved in such a transaction, the transaction (i) materially changes the scope of Services as described in this Agreement, (ii) impairs EDS’ ability to meet the Service Levels, (iii) impacts the cost for EDS to perform its obligations hereunder or (iv) impairs Franklin Covey’s ability to meet its financial obligations hereunder.

13.6	Export Regulations. This Agreement is expressly made subject to any United States government laws, regulations, orders or other restrictions regarding export from the United States of computer hardware, software, technical data or derivatives of such hardware, software or technical data. Notwithstanding anything to the contrary in this Agreement, Franklin Covey will not directly or indirectly export (or reexport) any computer hardware, software, technical data or derivatives of such hardware, software or technical data, or permit the shipment of same: (a) into (or to a national or resident of) Cuba, North Korea, Iran, Iraq, Libya, Syria or any other country to which the United States has embargoed goods; (b) to anyone on the U.S. Treasury Department’s List of Specially Designated Nationals, List of Specially Designated Terrorists or List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department’s Denied Parties List; or (c) to any country or destination for which the United States government or a United States governmental agency requires an export license or other approval for export without first having obtained such license or other approval. Each Party will reasonably cooperate with the other and will provide to the other promptly upon request any end-user certificates, affidavits regarding reexport or other certificates or documents as are reasonably requested to obtain approvals, consents, licenses and/or permits required for any payment or any export or import of products or services under this Agreement. The provisions of this Section 13.6 will survive the expiration or termination of this Agreement for any reason.

13.7	Approvals and Similar Actions. Except as otherwise expressly provided in this Agreement, where agreement, approval, acceptance, consent or similar action is required of either Party by any provision of this Agreement, such action will not be unreasonably withheld or delayed. An approval or consent given by a Party under this Agreement will not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

13.8	Notices. Except as otherwise expressly provided in this Agreement, all notices under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Parties at the addresses set forth in Schedule 13.8. All notices under this Agreement that are addressed as provided in this Section 13.8, (a) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, (b) if delivered by facsimile, will be deemed given when confirmed and (c) if delivered by mail in the manner described above, will be deemed given on the fifth business day after the day it is deposited in a regular depository of the United States mail. Either Party from time to time may change its address or designee for notification purposes by giving the other Party notice of the new address or designee and the date upon which such change will become effective.

13.9	Excused Performance. Neither Party will be deemed to be in default hereunder, or will be liable to the other, for failure to perform any of its non-monetary obligations under this Agreement for any period and to the extent that such failure results from any event or circumstance beyond that Party’s reasonable control (each, a Force Majeure Event”), including acts or omissions of the other Party or third parties, natural disasters, riots, war, civil disorder, court orders, acts or regulations of governmental bodies, labor disputes or failures, and which it could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts, provided that the exercise of such reasonable precautions or reasonable efforts will not require the incurrence of any additional cost or expense. To the extent that disaster recovery services are included in the Services, the foregoing will not limit EDS’ obligation to provide such services unless they also are affected by the Force Majeure Event.

13.10	Public Relations and Marketing References. Each Party will coordinate with the other regarding any media release, public announcement or similar disclosure relating to this Agreement or its subject matter and will give the other Party a reasonable opportunity to review and comment on the content of such release, announcement or disclosure prior to its release. This provision does not alter the restrictions on the disclosure of confidential information set forth in Section 8.4 and, subject to Section 8.4, will not be construed so as to delay or restrict either Party from disclosing any information required to be disclosed in order to comply with any applicable laws, rules or regulations. Notwithstanding the foregoing but subject to any applicable laws, rules or regulations, each Party will have the right to list the name of the other Party, to make general references to the basic nature of the relationship between the Parties under this Agreement and to describe generally the type of services being provided by EDS to Franklin Covey under this Agreement in such Party’s promotional and marketing materials, in such Party’s oral or visual presentations to third parties, in interviews conducted by the news media or securities analysts and in or through any other available media channels, including print, Internet, radio, cable and broadcast mediums.

13.11	Construction Rules. The Article and Section headings and table of contents used in this Agreement are for convenience of reference only and will not enter into the interpretation hereof. As used in this Agreement, unless otherwise expressly provided to the contrary, (a) any reference to a “Section”, “Article” or “Schedule” is a reference to a Section or Article of this Agreement or a Schedule attached to this Agreement, and (b) all references to days, months or years are references to calendar days, months or years. To the extent that the provisions of this Agreement and the Schedules are inconsistent, to the extent possible such provisions will be interpreted so as to make them consistent, and if that is not possible, the provisions of the Schedules will prevail. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired, and such provision will be deemed to be restated to reflect the original intentions of the Parties as nearly as possible in accordance with applicable law. The Parties agree that this Agreement is an executory contract as contemplated by 11 U.S.C. Section 365. In performing its obligations under this Agreement, neither Party will be required to undertake any activity that would conflict with the requirements of any applicable law, rule, regulation, interpretation, judgment, order or injunction of any governmental authority. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one instrument. The Parties acknowledge and agree that each has been represented by legal counsel of its choice throughout the negotiation and drafting of this Agreement, that each has participated in the drafting hereof and that this Agreement will not be construed in favor of or against either Party solely on the basis of a Party’s drafting or participation in the drafting of any portion of this Agreement.

13.12	Accounting Terms. All accounting terms that are not specifically defined herein, and all accounting obligations, duties, procedures and practices that are undertaken pursuant to this Agreement, shall be construed, interpreted and undertaken in accordance with generally accepted accounting principles that exist in the United States of America from time to time.

13.13	Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Utah, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

In Witness Whereof, the Parties have duly executed and delivered this Agreement by their duly authorized representatives as of the Effective Date.

FRANKLIN COVEY CO	ELECTRONIC DATA SYSTEMS

By:	By:

Title:	Title:

Date:	Date:

EDS INFORMATION SERVICES L.L.C.

By:

Title:

Date:

Schedule of Definitions

Defined Term                                  Location of Definition
------------                                  ----------------------

AAA      .................................... Section 10.2

Access   .................................... Section 5.5

Additional Services.......................... Section 3.6(a)

Agreement.................................... Introduction

Article  .................................... Section 13.11

Base Line Assessment......................... Section 3.3(a)

BLS      .................................... Schedule 9.7, Section 1

Collected Taxes.............................. Section 9.9(a)

Copy/Copies.................................. Schedule 7.6 [7.6(b)], Introduction

Developed Software........................... Section 7.1(e)

Dispute  .................................... Section 10.1

ECI      .................................... Schedule 9.7, Section 1

ECI Adjustable Charges....................... Schedule 9.7, Section 1

ECI Base Index............................... Schedule 9.7, Section 1

ECI Current Index............................ Schedule 9.7, Section 1

EDS      .................................... Introduction

EDS Account Executive........................ Section 1.1

EDS-Acquired Equipment....................... Section 5.1

EDS Development Tools........................ Section 7.1(e)

EDS Services................................. Section 3.2

EDS Software................................. Section 7.1(a)

EDS-Vendor Software.......................... Section 7.1(b)

Effective Date............................... Introduction

EIS      .................................... Introduction

Employee Offeree............................. Section 2.1

Equipment Leases............................. Section 5.2

Escrow Cap................................... Section 10.5

Expiration Date.............................. Section 3.1

Force Majeure Event.......................... Section 13.9

Hewitt Index Adjustable Charges.............. Schedule 9.7, Section 4

Index    .................................... Schedule 9.7, Section 4

Items    .................................... Section 6.1(e)

Key Positions................................ Section 2.2(b)

Licensed Programs............................ Section 7.2

Losses   .................................... Section 12.1(a)

Maintenance Contracts........................ Section 5.4

Nonconformance............................... Section 6.1(g)

Other Deliverables........................... Section 7.1(h)

Party/Parties................................ Introduction

Percent Change............................... Schedule 9.7, Section 4

Privacy Laws................................. Section 8.3

Residual Technology.......................... Section 7.1(e)

Schedule .................................... Section 13.11

Section  .................................... Section 13.11

Service Conversion Date...................... Schedule 9.4, Section 3

Service Levels............................... Section 3.3(c)

Services .................................... Section 3.2

Software .................................... Section 7.1(f)

Software Changes............................. Section 7.1(f)

Software Licenses............................ Section 5.3

Steering Committee........................... Section 1.3

Termination Transition....................... Section 11.4(b)

Third Party Provider......................... Section 11.4(b)

Transition Plan.............................. Section 11.4(b)(i)

Transitioned Employees....................... Section 2.1

Vendor   .................................... Schedule 3.5, Section 1(a)

Franklin Covey............................... Introduction

Franklin Covey Data.......................... Section 8.1

Franklin Covey-Leased Equipment.............. Section 5.5

Franklin Covey-Owned Equipment............... Section 5.5

Franklin Covey Representative ............... Section 1.2

Franklin Covey Software...................... Section 7.1(c)

Franklin Covey-Vendor Software .............. Section 7.1(d)

Schedule 9.1
Charges

INTRODUCTION

1.	Charges Sections. This Schedule 9.1 contains EDS' fees, charges and rates for the Agreement. The Charges Sections contains a Resource Baseline Section, a Monthly Charges Section, a Variable Charges Section, and an Inflation Adjustment Section.

(a)	Resource Baseline Section. The Resource Baseline Section sets forth the quantity of resources and other items for services contained in the Monthly Charges (as defined below). Such quantity of resources and other items is referred to herein as the “Resource Baseline”. The Resource Baseline is set forth for each calendar year during the Initial Term. The Resource Baseline for the last year of the Initial Term shall continue for each month during which EDS provides termination assistance to Franklin Covey pursuant to Section 11.5 of this Agreement.

(b)	Monthly Charges Section. The Monthly Charges Section sets forth the monthly charges to be paid by Franklin Covey to EDS for the Services applicable to the Resource Baselines. The Monthly Charges Section shows the billing period to which the base charges apply, the date on which such base charges will be invoiced by EDS to Franklin Covey and various components of such charges. The total of all such components are indicated in the last column of the Monthly Charges Section and such total is referred to herein as the “Baseline Monthly Charges”. The Baseline Monthly Charges for each month during which EDS provides termination assistance to Franklin Covey pursuant to Section 11.5 of this Agreement shall be equal to the Monthly Charges for the last month of the last year of the Initial Term.

(c)	Variable Charges Section. The Variable Charges Section sets forth the Additional Resource Charges (“ARCs”) and the Reduced Resource Credits (“RRCs”) that will be applied to the Baseline Monthly Charges as the quantity of the items included in the Services provided by EDS varies from the Resource Baseline by month. The method by which ARCs and RRCs are applied to the Baseline Monthly Charges is further described in paragraph 4, below. The ARCs and RRCs for the last month of the Initial Term shall continue for each month during which EDS provides termination assistance to Franklin Covey pursuant to Section 11.5 of this Agreement.

(d)	Inflation Adjustment Section. The Inflation Adjustment Section sets forth the method by which all of the charges, fees and rates set forth in this Schedule will be increased during the term of the Agreement.

2.	Minimum Monthly Charges. Notwithstanding anything to the contrary in this Agreement or otherwise, Franklin Covey will be obligated to pay EDS at least the Minimum Monthly Charges, which are defined to be eighty percent (80%) of the then-current Baseline Monthly Charges, even if the application of RRCs would reduce the amount payable by Franklin Covey to EDS during a month to below the Minimum Monthly Charges. If, for two consecutive calendar months (the “Two Months”), either (a) Franklin Covey has paid to EDS the Minimum Monthly Charges even though the application of RRCs would have reduced the amount payable by Franklin Covey to EDS for each of such months to below the Minimum Monthly Charges, or (b) Franklin Covey has paid to EDS one hundred twenty percent (120%) of the then current Baseline Monthly Charges due to the application of ARCs, and Franklin Covey reasonably anticipates that the same will continue for the following two calendar months, then, at the written request of Franklin Covey, Franklin Covey and EDS will meet for the purpose of negotiating in good faith adjustments to the Minimum Monthly Charges, the Baseline Monthly Charges, and the ARCs and RRCs and to any other terms of this Agreement that either party deems appropriate in connection therewith. In conducting such negotiations, the parties will take into account the total charges paid by Franklin Covey to EDS for Services, the reasons for Franklin Covey’s reduced or increased demand for the Services, any written commitments made by Franklin Covey to obtain Additional Services from EDS, and EDS’ expectation at the time of the Effective Date for the revenue it was to receive for Services at the Resource Baseline. Any adjustments to the Charges and the other terms of this Agreement upon which the parties agree will be set forth in a written amendment to this Agreement executed by the parties and will be retroactive to the beginning of the Two Months. If the parties are unable to reach agreement within sixty (60) days following EDS’ receipt of Franklin Covey’s request for meetings, then the matter shall be submitted to the Steering Committee for resolution. If, within thirty (30) days thereafter, the Steering Committee is unable to resolve such matter, then either party may initiate the dispute resolution process as set forth in Article X.

3.	Application of Variable Charges (ARCs and RRCs). If the actual quantity of items included in the Services provided by EDS during any calendar month are higher than the Resource Baseline for the applicable resource category designated in the Resource Baseline Section of this Schedule 9.1, then Franklin Covey will pay to EDS an additional amount calculated by multiplying the ARC for the applicable resource category times the number of items in excess of the Resource Baseline for that resource category in the applicable month. If the actual quantity of items included in the Services provided by EDS during any calendar month are less than the Resource Baseline for the applicable resource category designated in the Resource Baseline Section of this Schedule 9.1, then EDS will credit to Franklin Covey an amount calculated by multiplying the RRC for the applicable resource category times the number of items below the Resource Baseline for that resource category in the applicable month. ARCs and RRCs will be itemized in the invoices sent by EDS to Franklin Covey.

Schedule 9.1
Annual Adjustment to Charges

1.	Adjustment to Charges. Unless otherwise expressly provided in an Authorization Letter with respect to the charges to be paid thereunder, the Parties acknowledge and agree to use the Employment Cost Index for Total Compensation (not seasonally adjusted), Private Industry Workers, White-collar occupations excluding sales, June 1989 = 100 (the “ECI”), as the basis for annual adjustments to charges to be paid by Franklin Covey to EDS under this Agreement for those Services listed in Section 5 of this Schedule 9.1 (the “ECI Adjustable Charges”). The ECI is published by the Bureau of Labor Statistics (the “BLS”) of the U.S. Department of Labor. For purposes of this Schedule 9.1, the most recently published ECI as of any anniversary of the Effective Date is the “ECI Current Index”, and the “ECI Base Index” is the ECI Current Index from the prior anniversary of the Effective Date (or, for the first anniversary, the ECI most recently published as of the Effective Date). If, on any anniversary of the Effective Date, the ECI Current Index is more than 2% higher than the ECI Base Index, then, effective as of such anniversary, an adjustment to the ECI Adjustable Charges will be made by increasing the ECI Adjustable Charges by the percentage that the ECI Current Index exceeded 102% of the ECI Base Index. In calculating the percentage increase, the Parties agree to round to one decimal place. If, on any anniversary of the Effective Date, the ECI Current Index is lower than 102% of the ECI Base Index, no adjustment to the ECI Adjustable Charges will be made. If the period from the ECI Base Index to the ECI Current Index is other than 12 months, an adjustment to a full year will be made in the manner indicated in the example set forth in Section 3 of this Schedule 9.1. If an adjustment is not made on an anniversary date for any reason, then the ECI Base Index for the following anniversary date will be 102% of the ECI Base Index for the anniversary date on which no adjustment was made, as indicated in the note to the third example set forth in Section 3 of this Schedule 9.1. The ECI is published quarterly at the end of the month following the quarter measured, and the most recently published ECI as of the Effective Date was the ECI published on or around April 30, 2001 for the quarter ending March 31, 2001. The Parties acknowledge and agree that EDS will adjust the ECI Adjustable Charges and will advise Franklin Covey of such adjustment in writing so that the new charges will amend this Agreement and become effective on the applicable anniversary of the Effective Date. If no adjustment is made on an anniversary date for any reason, EDS will advise Franklin Covey in writing of such fact.

2.	Adjustment to Charges Example.The following is an example of the adjustments described in Section 1 of this Schedule 9.1. The specific numbers used in the example are for illustration purposes only and are not necessarily reflective of an actual calculation hereunder or the actual ECI.

Annual Adjustment on First Anniversary Date:
     Example Charge under this Agreement                                 $1,500.00
     ECI Current Index                                                       136.0
     ECI Base Index (as of Effective Date)                                   129.9
     Percentage Change                              (136.0 - 129.9) / 129.9 = 4.7%
     Charge Increased by (1+ Percentage Change-2%)       $1,500.00 * (1 + 4.7%-2%)
     Equals Adjusted Charge                                              $1,540.50

Annual Adjustment on Second Anniversary Date:
     Adjusted Charge as of First Anniversary Date                        $1,540.50
     ECI Current Index                                                       143.2
     ECI Base Index (as of First Anniversary Date)                           136.0
     Percentage Change                              (143.2 - 136.0) / 136.0 = 5.3%
     Charge Increased by (1+ Percentage Change-2%)       $1,540.50 * (1 + 5.3%-2%)
     Equals Adjusted Charge                                              $1,591.34

Annual Adjustment on Third Anniversary Date:
     Adjusted Charge as of Second Anniversary Date                       $1,591.34
     ECI Current Index                                                       144.9
     ECI Base Index (as of Second Anniversary Date)                          143.2
     Percentage Change                              (144.9 - 143.2) / 143.2 = 1.2%
     Charge Increased by (1+ Percentage Change-2%)                       No change
     Equals Adjusted Charge*                                             No Change

*    The ECI Base Index for the fourth anniversary date would be 146.1.
3.	Changes to Index. In the event that the BLS should stop publishing the ECI or should substantially change the content, format or calculation methodology of the ECI, the Parties will substitute another comparable measure published by a mutually agreeable source, except as noted below. If the change is to redefine the base period for the ECI from one period to some other period, the Parties will continue to use the index but will use the new base period figures for all future adjustments. If the change is to the name of the ECI, the new name will be used instead of the old name so long as the numbers previously published for the index have not changed. If the change is to the publication schedule, the Parties may agree in writing to use a different publication schedule and to adjust any partial year to a full year, if needed. The adjustment to convert a partial year to a full year is shown below.

ECI Current Index  as of July 19XX                                           151.0
ECI Base Index as of June 19XX-1                                             145.2
Percentage Change (rounded to 3 decimals)         (151.0 - 145.2) / 145.2 = 3.994%
Percent Times 12 Divided # of Months in Period                    3.994% * 12 / 13
Equals Percentage Change (rounded to 1 decimal)*                              3.7%

*    This calculation method will be used instead of the Percentage Change calculation shown in Section 2 of this Schedule
                                                                                                ---------         ---------
     9.1 if the period between the ECI Base Index and the ECI Current Index is other than 12 months.
     ---
4.	Adjustments Using Hewitt Index. The Parties acknowledge and agree to use the percent change in “Total Cash Compensation” for Systems Integration Job Families (the “Percent Change”), as the basis for annual adjustments to the charges to be paid by Franklin Covey to EDS under this Agreement for those Services listed in Section 5 of this Schedule 9.1 as being subject to this Section 4 (the “Hewitt Index Adjustable Charges”), as the Percent Change is either reported in the Hewitt Associates Index for Total Cash Compensation (the “Index”) or as such Systems Integration Job Families information is otherwise made available by the management consulting firm of Hewitt Associates LLC (or another comparable measure published or made available by a mutually agreeable source should the Index no longer be published, the content or format of the Index substantially change or Hewitt Associates LLC no longer make comparable Systems Integration Job Families information available). If, on any anniversary of the Effective Date during the term of this Agreement, the most recently published or available Percent Change is greater than 4%, an adjustment to the Hewitt Index Adjustable Charges will be made by increasing the Hewitt Index Adjustable Charges by such Percent Change in excess of four percent (4%). If an adjustment is not made on a anniversary of the Effective Date for any reason, then the basis for measuring the Percent Change for the following anniversary of the Effective Date will be 104% of the basis for measuring the Percent Change for the anniversary of the Effective Date on which no adjustment was made. The Parties acknowledge and agree that EDS will adjust the Hewitt Index Adjustable Charges and will advise Franklin Covey of such adjustment in writing so that the new charges will amend this Agreement and become effective on the applicable anniversary of the Effective Date. If no adjustment is made on a anniversary of the Effective Date for any reason, EDS will advise Franklin Covey in writing of such fact.

5.	Service Categories. The Parties acknowledge and agree that the following Services will be subject to adjustment in accordance with Section 1 of this Schedule 9.1: Midrange; Communications Management; Distributed Systems Management; Web Hosting; and Leadership Support. The Parties acknowledge and agree that the following Services will be subject to adjustment in accordance with Section 4 of this Schedule 9.1: Applications and Technical Architects.

Revised Schedule 9.1 (a)
Variable Monthly Charges

                                  2001      2002      2003       2004     2005      2006      2007      2008      2009      2010      2011
Midrange: (1)
      Small / medium          2,838.31  3,180.41  3,244.02   3,308.90 3,375.08  3,442.58  3,511.43  3,581.66  3,653.29  3,726.36  3,800.88
           Large            case-by-case basis

Communications Mgmt: (1)
           Voice
      Definity Ports              9.35     10.62     10.83      11.05    11.27     11.49     11.72     11.96     12.20     12.44     12.69
         Mailboxes                8.18      9.28      9.46       9.65     9.84     10.04     10.24     10.45     10.66     10.87     11.09
       Rockwell ACD               0.66      0.75      0.77       0.78     0.80      0.81      0.83      0.85      0.86      0.88      0.90

          Routers
           Small                   640    726.74    741.27     756.10   771.22    786.65    802.38    818.43    834.80    851.49    868.52
          Medium                   880    999.78  1,019.77   1,040.17 1,060.97  1,082.19  1,103.83  1,125.91  1,148.43  1,171.40  1,194.82
           Large                  1850   2101.05  2,143.07   2,185.93 2,229.65  2,274.24  2,319.73  2,366.12  2,413.45  2,461.71  2,510.95

Distributed Systems Mgmt: (1)
        Per Desktop              87.71     97.12     99.06     101.04   103.06    105.13    107.23    109.37    111.56    113.79    116.07
   Incremental Email Box          9.26     10.35     10.56      10.77    10.98     11.20     11.43     11.66     11.89     12.13     12.37

Information Systems Resource Rates: (2), (3)
Long-term:(5), (7)
   Information Associate         9,400     9,776    10,167     10,574   10,997    11,437    11,894    12,370    12,865    13,379    13,914
    Information Analyst         12,000    12,480    12,979     13,498   14,038    14,600    15,184    15,791    16,423    17,080    17,763
  Information Specialist        14,100    14,664    15,251     15,861   16,495    17,155    17,841    18,555    19,297    20,069    20,871
Information Specialist - Senior 16,400    17,056    17,738     18,448   19,186    19,953    20,751    21,581    22,445    23,342    24,276
     System Architect           17,800    18,512    19,252     20,023   20,823    21,656    22,523    23,424    24,361    25,335    26,348
            DBA                 17,800    18,512    19,252     20,023   20,823    21,656    22,523    23,424    24,361    25,335    26,348
  Project Control Manager       17,800    18,512    19,252     20,023   20,823    21,656    22,523    23,424    24,361    25,335    26,348

Short-term: (4), (6)
   Information Associate        10,900    11,336    11,789     12,261   12,751    13,262    13,792    14,344    14,917    15,514    16,135
    Information Analyst         13,900    14,456    15,034     15,636   16,261    16,911    17,588    18,291    19,023    19,784    20,575
  Information Specialist        16,400    17,056    17,738     18,448   19,186    19,953    20,751    21,581    22,445    23,342    24,276
Information Specialist - Senior 19,100    19,864    20,659     21,485   22,344    23,238    24,168    25,134    26,140    27,185    28,273
     System Architect           20,600    21,424    22,281     23,172   24,099    25,063    26,066    27,108    28,193    29,320    30,493
            DBA                 20,600    21,424    22,281     23,172   24,099    25,063    26,066    27,108    28,193    29,320    30,493
  Project Control Manager       20,600    21,424    22,281     23,172   24,099    25,063    26,066    27,108    28,193    29,320    30,493

E-Solutions Resource Rates: (2), (3)
Long-term:(5), (7)
   Consultant Associate         14,535    15,116    15,721     16,350   17,004    17,684    18,391    19,127    19,892    20,688    21,515
        Consultant              18,900    19,656    20,442     21,260   22,110    22,995    23,915    24,871    25,866    26,901    27,977
   Consultant Specialist        23,985    24,944    25,942     26,980   28,059    29,181    30,349    31,563    32,825    34,138    35,504
     Consultant Senior          28,345    29,479    30,658     31,884   33,160    34,486    35,865    37,300    38,792    40,344    41,958
   Consultant Architect         32,700    34,008    35,368     36,783   38,254    39,785    41,376    43,031    44,752    46,542    48,404
 Program Client Executive       36,340    37,794    39,305     40,878   42,513    44,213    45,982    47,821    49,734    51,723    53,792

Short-term: (4), (6), (8)
   Consultant Associate        100        104       108       112       117       122       127       132       137       142       148
        Consultant             130        135       141       146       152       158       164       171       178       185       192
   Consultant Specialist       165        172       178       186       193       201       209       217       226       235       244
     Consultant Senior         195        203       211       219       228       237       247       257       267       278       289
   Consultant Architect        225        234       243       253       263       274       285       296       308       320       333
 Program Client Executive      250        260       270       281       292       304       316       329       342       356       370

(1)  Subject to ECI inflation index pursuant to Section 9.1 (d) of this Schedule
(2)  Subject to Hewitt inflation index pursuant to Section 9.1 (d) of this Schedule
(3)  Person-month is defined as 130 hours / month and the rates do not include travel-related expenses
(4)  Short-term rates are for resources less than 6 months in duration
(5)  Long-term rates are for resources greater than 6 months in duration
(6)  Additional job classifications will be discounted 10% off EDS' Commercial Billing Rates
(7)  Additional job classification will be discounted 25% off EDS' Commercial Billing Rates
(8) Short-term E.Solutions rates are hourly

                          2001      2002      2003       2004     2005      2006      2007      2008      2009      2010      2011
Web Hosting (1)(2)        ----      ----      ----       ----     ----      ----      ----      ----      ----      ----      ----
Sun level 2 Basic
Monthly                 2,049.30  2,322.54  2,368.99   2,416.37 2,464.70  2,513.99  2,564.27  2,615.56  2,667.87  2,721.23  2,775.65
Start Up                3,081.60  3,492.48  3,562.33   3,633.58 3,706.25  3,780.37  3,855.98  3,933.10  4,011.76  4,092.00  4,173.84

Sun level 3 Enhanced
Monthly                 3,039.30  3,444.54  3,513.43   3,583.70 3,655.37  3,728.48  3,803.05  3,879.11  3,956.69  4,035.83  4,116.54
Start Up                4,274.00  4,843.98  4,940.86   5,039.68 5,140.47  5,243.28  5,348.15  5,455.11  5,564.21  5,675.49  5,789.00

Sun Level 4 Enhanced
Monthly                 3,934.80  4,459.44  4,548.63   4,639.60 4,732.39  4,827.04  4,923.58  5,022.05  5,122.49  5,224.94  5,329.44
Start Up                4,333.80  4,911.64  5,009.87   5,110.07 5,212.27  5,316.52  5,422.85  5,531.30  5,641.93  5,754.77  5,869.86

Sun Level 3 Basic
Monthly                 2,277.90  2,581.62  2,633.25   2,685.92 2,739.64  2,794.43  2,850.32  2,907.32  2,965.47  3,024.78  3,085.27
Start Up                3,676.50  4,166.70  4,250.03   4,335.03 4,421.74  4,510.17  4,600.37  4,692.38  4,786.23  4,881.95  4,979.59

Sun Level 4 Basic
Monthly                 3,223.80  3,653.64  3,726.71   3,801.25 3,877.27  3,954.82  4,033.91  4,114.59  4,196.88  4,280.82  4,366.44
Start Up                3,081.60  3,492.48  3,562.33   3,633.58 3,706.25  3,780.37  3,855.98  3,933.10  4,011.76  4,092.00  4,173.84

Custom Servers          Case-by-Case basis

Additional momitoring
   events               25.00     25.50     26.01      26.53    27.06     27.60     28.15     28.72     29.29     29.88     30.47

(1)  Subject to ECI inflation index pursuant to Section 9.1 (d) of this Schedule
(2)  Any change in monthly plus or minus 10% triggers a renegotiation

Franklin Covey will pay a one-time charge of $5,500 per 500-user-test instance. A test instance will be defined as 90 consecutive calendar days.  After 90 days, Franklin Covey may pay $2500 per additional day for testing services, or may pay an additional $5,500 to establish a new 90-day test instance.  Franklin Covey will pay $85 per hour for testing labor, set up and testing activity performed by EDS.

Each day the tests are run at EDS, Franklin Covey will pay $500 per day for EDS provided hardware and software infrastructure services.

Web Hosting Internet Bandwidth Charges -

5 MB bandwidth          3200      3264  3,329.28   3,395.87 3,463.78  3,533.06  3,603.72  3,675.79  3,749.31  3,824.30  3,900.78

1. The usage of such variable capacity above the 1Mbps will be tracked on a monthly basis.
2. EDS will monitor the usage of the EDS Services by recording the actual usage every five minutes.
3. EDS will review the overall usage each calendar month and will discard the top five percent (5%) statistical usage.
4. The highest remaining value is then used as the basis for the connection usage for the calendar month and is referred to as the
"95th percentile."

Such usage will be rounded upward to the next highest Mbps for the calculation of the usage based fee.

Revised Schedule 9.1 (b)
Baseline Monthly Charges

                                                    Distribution                                                         Aggregate
                                        Network       Systems                       Web      Technical   Leadership       Monthly
                Start-up  Midrange    Management     Management    Applications   Hosting    Architects   Support         Charge
                --------  --------    ----------     ----------    ------------   -------    ----------  ----------     ----------
April-01         975,702  114,498       125,197       139,431        195,827       84,416      35,600      83,251       1,753,922
May-01                    114,498       125,197       139,431        195,827       84,416      35,600      83,251         778,220
June-01                   114,498       111,097       139,431        195,827       84,416      35,600      83,251         764,120
July-01                   114,498       111,097       139,431        195,827       84,416      35,600      83,251         764,120
August-01                 114,498       111,097       139,431        195,827       84,416      35,600      83,251         764,120
September-01     826,998  137,870       120,097       169,043        246,936       84,416      35,600      83,251       1,704,211
October-01                137,870       120,097       169,043        246,936       84,416      35,600      83,251         877,213
November-01               137,870       120,097       169,043        246,936       84,416      35,600      83,251         877,213
December-01               137,870       120,097       169,043        246,936       84,416      35,600      83,251         877,213
January-02                137,870       123,334       169,043        246,936       83,327      35,600      83,251         879,361
February-02               137,870       123,334       169,043        246,936       83,327      35,600      83,251         879,361
March-02                  137,870       123,334       169,043        246,936       83,327      35,600      83,251         879,361
April-02                  140,627       125,801       172,424        256,813       84,994      37,024      84,916         902,599
May-02                    140,627       125,801       172,424        256,813       84,994      37,024      84,916         902,599
June-02                   140,627       125,801       172,424        256,813       84,994      37,024      84,916         902,599
July-02                   140,627       125,801       172,424        256,813       84,994      37,024      84,916         902,599
August-02                 140,627       125,801       172,424        256,813       84,994      37,024      84,916         902,599
September-02              140,627       125,801       172,424        256,813       84,994      37,024      84,916         902,599
October-02                140,627       125,801       172,424        256,813       84,994      37,024      84,916         902,599
November-02               140,627       125,801       172,424        256,813       84,994      37,024      84,916         902,599
December-02               140,627       125,801       172,424        256,813       84,994      37,024      84,916         902,599
January-03                140,627       125,161       170,658        246,764       84,014      37,024      84,915         889,163
February-03               140,627       125,161       170,658        246,764       84,014      37,024      84,916         889,164
March-03                  140,627       125,161       170,658        246,764       84,014      37,024      84,916         889,164
April-03                  143,440       127,665       174,071        256,634       85,694      38,505      86,614         912,623
May-03                    143,440       127,665       174,071        256,634       85,694      38,505      86,614         912,623
June-03                   143,440       127,665       174,071        256,634       85,694      38,505      86,614         912,623
July-03                   143,440       127,665       174,071        256,634       85,694      38,505      86,614         912,623
August-03                 143,440       127,665       174,071        256,634       85,694      38,505      86,614         912,623
September-03              143,440       127,665       174,071        256,634       85,694      38,505      86,614         912,623
October-03                143,440       127,665       174,071        256,634       85,694      38,505      86,614         912,623
November-03               143,440       127,665       174,071        256,634       85,694      38,505      86,614         912,623
December-03               143,440       127,665       174,071        256,634       85,694      38,505      86,614         912,623
January-04                143,440       127,023       172,388        246,183       84,812      38,505      86,614         898,965
February-04               143,440       127,023       172,388        246,183       84,812      38,505      86,614         898,965
March-04                  143,440       127,023       172,388        246,183       84,812      38,505      86,614         898,965
April-04                  146,309       129,563       175,836        256,030       86,508      40,045      88,347         922,638
May-04                    146,309       129,563       175,836        256,030       86,508      40,045      88,347         922,638
June-04                   146,309       129,563       175,836        256,030       86,508      40,045      88,347         922,638
July-04                   146,309       129,563       175,836        256,030       86,508      40,045      88,347         922,638
August-04                 146,309       129,563       175,836        256,030       86,508      40,045      88,347         922,638
September-04              146,309       129,563       175,836        256,030       86,508      40,045      88,347         922,638
October-04                146,309       129,563       175,836        256,030       86,508      40,045      88,347         922,638
November-04               146,309       129,563       175,836        256,030       86,508      40,045      88,347         922,638
December-04               146,309       129,563       175,836        256,030       86,508      40,045      88,347         922,638
January-05                146,309       128,928       175,803        256,030       85,714      40,045      88,347         921,176
February-05               146,309       128,928       175,803        256,030       85,714      40,045      88,347         921,176
March-05                  146,309       128,928       175,803        256,030       85,714      40,045      88,347         921,176
April-05                  149,235       131,507       179,319        266,272       87,428      41,647      90,113         945,521
May-05                    149,235       131,507       179,319        266,272       87,428      41,647      90,113         945,521
June-05                   149,235       131,507       179,319        266,272       87,428      41,647      90,113         945,521
July-05                   149,235       131,507       179,319        266,272       87,428      41,647      90,113         945,521
August-05                 149,235       131,507       179,319        266,272       87,428      41,647      90,113         945,521
September-05              149,235       131,507       179,319        266,272       87,428      41,647      90,113         945,521
October-05                149,235       131,507       179,319        266,272       87,428      41,647      90,113         945,521
November-05               149,235       131,507       179,319        266,272       87,428      41,647      90,113         945,521
December-05               149,235       131,507       179,319        266,272       87,428      41,647      90,113         945,521
January-06                149,235       130,879       179,319        266,272       86,713      41,647      90,113         944,177
February-06               149,235       130,879       179,319        266,272       86,713      41,647      90,113         944,177
March-06                  149,235       130,879       179,319        266,272       86,713      41,647      90,113         944,177
April-06                  152,220       133,496       182,905        276,922       88,447      43,313      91,916         969,219
May-06                    152,220       133,496       182,905        276,922       88,447      43,313      91,916         969,219
June-06                   152,220       133,496       182,905        276,922       88,447      43,313      91,916         969,219
July-06                   152,220       133,496       182,905        276,922       88,447      43,313      91,916         969,219
August-06                 152,220       133,496       182,905        276,922       88,447      43,313      91,916         969,219
September-06              152,220       133,496       182,905        276,922       88,447      43,313      91,916         969,219
October-06                152,220       133,496       182,905        276,922       88,447      43,313      91,916         969,219
November-06               152,220       133,496       182,905        276,922       88,447      43,313      91,916         969,219
December-06               152,220       133,496       182,905        276,922       88,447      43,313      91,916         969,219
January-07                152,220       132,874       182,905        276,922       87,803      43,313      91,916         967,953
February-07               152,220       132,874       182,905        276,922       87,803      43,313      91,916         967,953
March-07                  152,220       132,874       182,905        276,922       87,803      43,313      91,916         967,953
April-07                  155,264       135,531       186,563        287,999       89,559      45,045      93,754         993,716
May-07                    155,264       135,531       186,563        287,999       89,559      45,045      93,754         993,716
June-07                   155,264       135,531       186,563        287,999       89,559      45,045      93,754         993,716
July-07                   155,264       135,531       186,563        287,999       89,559      45,045      93,754         993,716
August-07                 155,264       135,531       186,563        287,999       89,559      45,045      93,754         993,716
September-07              155,264       135,531       186,563        287,999       89,559      45,045      93,754         993,716
October-07                155,264       135,531       186,563        287,999       89,559      45,045      93,754         993,716
November-07               155,264       135,531       186,563        287,999       89,559      45,045      93,754         993,716
December-07               155,264       135,531       186,563        287,999       89,559      45,045      93,754         993,716
January-08                155,264       134,914       186,563        287,999       88,979      45,045      93,754         992,519
February-08               155,264       134,914       186,563        287,999       88,979      45,045      93,754         992,519
March-08                  155,264       134,914       186,563        287,999       88,979      45,045      93,754         992,519
April-08                  158,369       137,612       190,295        299,519       90,759      46,847      95,629       1,019,031
May-08                    158,369       137,612       190,295        299,519       90,759      46,847      95,629       1,019,031
June-08                   158,369       137,612       190,295        299,519       90,759      46,847      95,629       1,019,031
July-08                   158,369       137,612       190,295        299,519       90,759      46,847      95,629       1,019,031
August-08                 158,369       137,612       190,295        299,519       90,759      46,847      95,629       1,019,031
September-08              158,369       137,612       190,295        299,519       90,759      46,847      95,629       1,019,031
October-08                158,369       137,612       190,295        299,519       90,759      46,847      95,629       1,019,031
November-08               158,369       137,612       190,295        299,519       90,759      46,847      95,629       1,019,031
December-08               158,369       137,612       190,295        299,519       90,759      46,847      95,629       1,019,031
January-09                158,369       137,002       190,295        299,519       90,237      46,847      95,629       1,017,899
February-09               158,369       137,002       190,295        299,519       90,237      46,847      95,629       1,017,899
March-09                  158,369       137,002       190,295        299,519       90,237      46,847      95,629       1,017,899
April-09                  161,537       139,742       194,100        311,500       92,042      48,721      97,542       1,045,184
May-09                    161,537       139,742       194,100        311,500       92,042      48,721      97,542       1,045,184
June-09                   161,537       139,742       194,100        311,500       92,042      48,721      97,542       1,045,184
July-09                   161,537       139,742       194,100        311,500       92,042      48,721      97,542       1,045,184
August-09                 161,537       139,742       194,100        311,500       92,042      48,721      97,542       1,045,184
September-09              161,537       139,742       194,100        311,500       92,042      48,721      97,542       1,045,184
October-09                161,537       139,742       194,100        311,500       92,042      48,721      97,542       1,045,184
November-09               161,537       139,742       194,100        311,500       92,042      48,721      97,542       1,045,184
December-09               161,537       139,742       194,100        311,500       92,042      48,721      97,542       1,045,184
January-10                161,537       139,139       194,100        311,500       91,572      48,721      97,542       1,044,111
February-10               161,537       139,139       194,100        311,500       91,572      48,721      97,542       1,044,111
March-10                  161,537       139,139       194,100        311,500       91,572      48,721      97,542       1,044,111
April-10                  164,767       141,921       197,982        323,960       93,403      50,670      99,493       1,072,197
May-10                    164,767       141,921       197,982        323,960       93,403      50,670      99,493       1,072,197
June-10                   164,767       141,921       197,982        323,960       93,403      50,670      99,493       1,072,197
July-10                   164,767       141,921       197,982        323,960       93,403      50,670      99,493       1,072,197
August-10                 164,767       141,921       197,982        323,960       93,403      50,670      99,493       1,072,197
September-10              164,767       141,921       197,982        323,960       93,403      50,670      99,493       1,072,197
October-10                164,767       141,921       197,982        323,960       93,403      50,670      99,493       1,072,197
November-10               164,767       141,921       197,982        323,960       93,403      50,670      99,493       1,072,197
December-10               164,767       141,921       197,982        323,960       93,403      50,670      99,493       1,072,197
January-11                164,767       141,330       197,982        323,960       92,980      50,670      99,493       1,071,183
February-11               164,767       141,330       197,982        323,960       92,980      50,670      99,493       1,071,183
March-11                  164,767       141,330       197,982        323,960       92,980      50,670      99,493       1,071,183

Schedule 11.4
Termination for Convenience Charges

The Parties agree that if the Agreement is terminated on other than an anniversary of the Effective Date, and the termination fee as of the anniversary of the Effective Date preceding the effective termination date is greater than the termination fee as of the anniversary of the Effective Date following the effective termination date, then Franklin Covey will pay to EDS a prorated share of such difference, such proration to be based upon the number of days elapsed in the contract year prior to the effective termination date.

Section 11.4 Section (A)

Effective Date of Termination                                   Termination for Convenience Fees
-----------------------------                                   --------------------------------
April 1, 2002 - March 31, 2003      The total Fees paid or payable by Franklin Covey to EDS for the twelve (12) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2003 - March 31, 2004      The total Fees paid or payable by Franklin Covey to EDS for the ten (10) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2004 - March 31, 2005      The total Fees paid or payable by Franklin Covey to EDS for the eight (8) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2005 - March 31, 2006      The total Fees paid or payable by Franklin Covey to EDS for the six (6) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2006 - March 31, 2007      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2007 - March 31, 2008      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2008 - March 31, 2009      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2009 - March 31, 2010      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2010 - March 31, 2011      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.

Section 11.4 Section (B)

Effective Date of Termination                                   Termination for Convenience Fees
-----------------------------                                   --------------------------------
April 1, 2002 - March 31, 2003      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2003 - March 31, 2004      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2004 - March 31, 2005      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2005 - March 31, 2006      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2006 - March 31, 2007      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2007 - March 31, 2008      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2008 - March 31, 2009      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2009 - March 31, 2010      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2010 - March 31, 2011      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.

Section 11.4 Section (C)

Effective Date of Termination                                   Termination for Convenience Fees
-----------------------------                                   --------------------------------
April 1, 2002 - March 31, 2003      The total Fees paid or payable by Franklin Covey to EDS for the twelve (12) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2003 - March 31, 2004      The total Fees paid or payable by Franklin Covey to EDS for the ten (10) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2004 - March 31, 2005      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2005 - March 31, 2006      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2006 - March 31, 2007      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2007 - March 31, 2008      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2008 - March 31, 2009      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2009 - March 31, 2010      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.
April 1, 2010 - March 31, 2011      The total Fees paid or payable by Franklin Covey to EDS for the three (3) calendar months immediately preceding the date on which EDS received Franklin Covey's notice of termination for convenience.